Exhibit 2

KPMG Audit	Telephone: +33 (0)1 55 68 68 68
1, cours Valmy	Telefax: +33 (0)1 55 68 73 00
92923 Paris La Défense Cedex	Internet: www.kpmg.fr
France

Council of Europe Development Bank (CEB)

55, avenue Kléber

75116 Paris

External Auditor’s Report

on the Financial Statements

Year ended 31 December 2012

To the Members of the Governing Board and Administrative Council,

We have audited the accompanying financial statements of the Council of Europe Development Bank (CEB) which comprise the balance sheet as at 31 December 2012 and the income statement, the statement of comprehensive income, the statement of changes in equity and the statement of cash flows for the year then ended, and a summary of significant accounting policies and other explanatory notes as set out in notes A to Q.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards as adopted for use by the European Union. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatements, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with relevant ethical requirements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement.

Council of Europe Development Bank (CEB) External Auditor’s Report on the Financial Statements

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting principles used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Bank as at 31st December 2012, and of its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted for use by the European Union.

Paris La Défense, 28th February 2013

KPMG Audit
A division of KPMG S.A.

Pascal Brouard
Partner

3

FINANCIAL STATEMENTS 2012

FINANCIAL STATEMENTS 2012

FINANCIAL STATEMENTS

Prepared in compliance with IFRS adopted by the European Union

The Bank’s objectives

“The primary purpose of the Bank is to help in solving the social problems with which European countries are or may be faced as a result of the presence of refugees, displaced persons or migrants consequent upon movements of refugees or other forced movements of populations and as a result of the presence of victims of natural or ecological disasters.

The investment projects to which the Bank contributes may be intended either to help such people in the country in which they find themselves or to enable them to return to their countries of origin when the conditions for return are met or, where applicable, to settle in another host country. These projects must be approved by a member of the Bank.

The Bank may also contribute to the realisation of investment projects approved by a member of the Bank which enable jobs to be created in disadvantaged regions, people in low income groups to be housed or social infrastructure to be created”.

(Articles of Agreement, Article II).

Sectors of action

The Bank (CEB) contributes to the implementation of socially-orientated investment projects in favour of social cohesion through three major sectoral lines of action, namely the strengthening of social integration, management of the environment and supporting public infrastructure with a social vocation.

Its actions comply with eligibility criteria specific to each sectoral line of action, thus reflecting not only the CEB’s specific social vocation, but also the development logic underpinning all its activity.

In accordance with resolution 1522 (2009) approved by the Administrative Council on 20 November 2009, each of these three action lines involves the following fields:

- Strengthening of social integration

To contribute to strengthening social integration and thus to attack the roots of exclusion means, at operational level, acting in favour of refugees, migrants and displaced persons, promoting social housing and the creation and preservation of jobs, improving living conditions in urban and rural areas.

- Management of the environment

To contribute to managing the environment means not only systematically responding to emergency situations in the event of natural or ecological disasters, but also promoting protection of the environment and preservation of historic and cultural heritage.

- Supporting public infrastructure with a social vocation

An integrated approach to support the development of public infrastructure with a social vocation in the key sectors of health, education, vocational training and administrative and judicial public services in the long term facilitates more dynamic and more equitable social and economic growth, thus promoting individual fulfilment and collective well-being.

FINANCIAL STATEMENTS 2012

Balance sheet

In thousand euros

Assets	Notes	31/12/2012	31/12/2011 Restated (*)	01/01/2011 Restated (*)
Cash in hand, balances with central banks		327 373	242 980	230 316
Financial assets at fair value through profit or loss	C, E	1 200 675	1 658 168	1 216 278
Hedging derivative instruments	C, E	1 402 383	1 224 143	1 226 344
Available-for-sale financial assets	E	4 930 030	3 649 876	6 332 058
Loans and advances to credit institutions and to customers
Loans	F	12 448 526	12 283 910	12 115 390
Advances	F	4 021 106	4 719 503	1 322 336
Financial assets held to maturity	E	2 477 909	2 267 665	2 241 862
Tangible and intangible assets	G	44 909	31 896	31 297
Other assets	H	4 665	5 041	5 125
Total assets		26 857 576	26 083 182	24 721 006
Liabilities and equity
Liabilities
Financial liabilities at fair value through profit or loss	C, E	428 908	587 231	1 275 923
Hedging derivative instruments	C, E	595 059	477 267	445 669
Amounts owed to credit institutions and to customers	I	83 352	70 794	100 809
Debt securities in issue	I	21 558 288	20 958 367	19 855 536
Other liabilities	H	1 693 417	1 705 262	823 133
Selective Trust Account (STA)	J	77 654	80 285	78 733
Provisions	K	159 259	110 981	99 842
Total liabilities		24 595 937	23 990 187	22 679 645
Equity
Capital	L
Subscribed		5 465 660	4 952 513	3 303 450
Uncalled		(4 853 971)	(4 398 245)	(2 933 712)

Called		611 689	554 268	369 738
General reserve		1 661 462	1 612 971	1 686 636
Net profit		120 230	106 912	115 865

Total capital, general reserve and net profit		2 393 381	2 274 151	2 172 239
Gains or losses recognised directly in equity		(131 742)	(181 156)	(130 878)
Total equity		2 261 639	2 092 995	2 041 361

Total liabilities and equity		26 857 576	26 083 182	24 721 006

(*) In accordance with the anticipated application of the revised IAS 19, the CEB restated the accounting figures for the period 2011. The changes are detailed in Note A paragraph 9.

FINANCIAL STATEMENTS 2012

Income statement

In thousand euros

	Notes	2012	2011 Restated (*)
Interest and similar income
Available-for-sale financial assets		42 204	62 133
Loans and advances to credit institutions and to customers		167 541	241 103
Financial assets held to maturity		94 301	90 969
Interest expenses and similar charges
Amounts owed to credit institutions and to customers		(7 290)	(12 555)
Debt securities in issue		(134 268)	(236 631)
Other interest expenses and similar charges		(4 884)	(4 071)
Interest margin	M	157 604	140 948
Net gains or losses from financial instruments at fair value through profit or loss	O	(407)	3 788
Net gains or losses from available-for-sale financial assets		58	54
Commissions (income)		725	258
Commissions (expenses)		(1 609)	(1 814)
Net banking income		156 371	143 234

General operating expenses	P	(33 908)	(34 329)
Depreciation and amortisation charges of fixed assets	G	(2 233)	(1 993)
Gross operating income		120 230	106 912
Cost of risk
Net profit		120 230	106 912

(*) In accordance with the anticipated application of the revised IAS 19, the CEB restated the accounting figures for the period 2011. The changes are detailed in Note A paragraph 9.

FINANCIAL STATEMENTS 2012

Statement of comprehensive income

In thousand euros

	2012	2011 Restated (*)
Net profit	120 230	106 912
Changes in value of available-for-sale financial assets	87 502	(48 341)
Changes in actuarial differences related to the pension scheme	(25 913)	950
Changes in actuarial differences related to the other post-employment benefits	(12 175)	(2 887)
Total other elements of comprehensive income	49 414	(50 278)

Comprehensive income	169 644	56 634

(*) In accordance with the anticipated application of the revised IAS 19, the CEB restated the accounting figures for the period 2011. The changes are detailed in Note A paragraph 9.

Statement of changes in equity

In thousand euros

	Capital and reserves			Gains or losses recognised directly in equity
	Called capital	Reserves and result	Total	Available for sale financial assets	Actuarial differences	Total	Total equity
Equity as at 1 January 2011	369 738	1 802 501	2 172 239	(113 584)		(113 584)	2 058 655
Impact of anticipated application of the revised IAS 19					(17 294)	(17 294)	(17 294)
Equity as at 1 January 2011 Restated (*)	369 738	1 802 501	2 172 239	(113 584)	(17 294)	(130 878)	2 041 361
Capital increase	184 530	(184 530)
Appropriation of profit for the 2010 financial year		(5 000)	(5 000)				(5 000)
Net profit 2011		106 912	106 912				106 912
Changes in value of assets and liabilities recognised directly in equity				(48 341)	(1 937)	(50 278)	(50 278)
Equity as at 31 December 2011 Restated (*)	554 268	1 719 883	2 274 151	(161 925)	(19 231)	(181 156)	2 092 995
Capital increase	57 421	(57 421)
Appropriation of profit for the 2011 financial year		(1 000)	(1 000)				(1 000)
Net profit 2012		120 230	120 230				120 230
Changes in value of assets and liabilities recognised directly in equity				87 502	(38 088)	49 414	49 414
Equity as at 31 December 2012	611 689	1 781 692	2 393 381	(74 423)	(57 319)	(131 742)	2 261 639

(*) In accordance with the anticipated application of the revised IAS 19, the CEB restated the accounting figures as at 1 January 2011 and 31 December 2011.The changes are detailed in Note A paragraph 9.

FINANCIAL STATEMENTS 2012

Statement of cash flows

In thousand euros

		Notes	2012	2011 Restated (*)
For the year ended 31 December
Net profit			120 230	106 912
+/-	Depreciation charges of tangible and intangible assets	G	2 233	1 993
+/-	Net loss/net profit from investing operations		13 996	16 074
+/-	Change in interest receivable		114 080	45 443
+/-	Change in interest payable		(130 776)	(23 625)
+/-	Other movements		9 253	6 707
	Total of non-monetary items included in the result		8 786	46 592

+	Reimbursements related to operations with credit institutions and customers		1 596 998	1 713 755
-	Disbursements related to operations with credit institutions and customers		(3 372 549)	(1 865 154)
+	Reimbursements related to other operations affecting financial assets or liabilities		2 423 147	7 126 507
-	Disbursements related to other operations affecting financial assets or liabilities		(3 487 844)	(3 711 829)
+/-	Cash flows related to operations affecting non-financial assets or liabilities		3 441	(8 228)
	Net decrease /(increase) of assets and liabilities resulting from operating activities		(2 836 807)	3 255 051
	Total net cash flows from operating activities (a)		(2 707 791)	3 408 555

+	Reimbursements related to financial assets held to maturity		78 340	117 176
-	Disbursements related to financial assets held to maturity		(295 593)	(155 178)
+/-	Cash flows related to tangible and intangible assets	G	(15 042)	(2 510)
	Total net cash flows from investing operations (b)		(232 295)	(40 512)

+/-	Cash flows from or to Member States		(2 915)	3 642
+	Reimbursements related to debt securities in issue		6 466 526	4 158 762
-	Disbursements related to debt securities in issue		(5 914 781)	(4 105 136)
	Total net cash flows from financing operations (c)		548 830	57 268

	Effect of changes in foreign exchange rates on cash and cash equivalents (d)		(7 687)	885

	Net increase/(decrease) in cash and cash equivalents (a)+(b)+(c)+(d)		(2 398 943)	3 426 196

Cash and cash equivalents at the beginning of the financial year			4 958 369	1 532 173
	Cash in hand, balances with central banks		242 980	230 316
	Advances repayable on demand and term deposits with credit institutions		4 715 389	1 301 857
Cash and cash equivalents at the end of the financial year			2 559 426	4 958 369
	Cash in hand, balances with central banks		327 373	242 980
	Advances repayable on demand and term deposits with credit institutions		2 232 053	4 715 389
	Changes in cash and cash equivalents		(2 398 943)	3 426 196

(*) In accordance with the anticipated application of the revised IAS 19, the CEB restated the accounting figures for the period 2011. The changes are detailed in Note A paragraph 9.

FINANCIAL STATEMENTS 2012

NOTES TO THE FINANCIAL STATEMENTS

Note A – Summary of principal accounting methods applied by the Bank (CEB)

1. Applicable accounting norms

The Bank’s separate accounts are prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union (*). In this regard, certain provisions of IAS 39 relating to hedge accounting have been excluded, and no adoption procedure of certain recent texts has yet begun.

The CEB applied by anticipation on 1 January 2012 the amendment to the IAS 19 “Employee benefits”, adopted by the European Union on 6 June 2012. Hence, the provision regarding post-employment benefits, adjusted for actuarial gains and losses, is included in the Bank’s balance sheet (see Note K – Provisions). Following the IASB’s decision regarding the first retroactive application of the standard in accordance with IAS 8 “Accounting Policies, Changes in Accounting Estimates and Errors”, concerned balance sheet items have been restated as at 1 January 2011 and 31 December 2011 (see paragraph 9 of this chapter).

Moreover, the financial instruments project (in replacement of IAS 39) is still ongoing at IASB. The application date of IFRS 9 (one of its components) has been postponed to 1 January 2015. On the other hand, the European Union has deferred the approval of this standard.

Within the context of IFRS application, the main area of assessment relates to credit risk assessment. Except for these aspects, the CEB’s nature of operations do not necessitate, in terms of judgement and valuation complexity, significant estimates or defining assumptions in preparing its financial statements. However, economic and demographic assumptions are used to value the post-employment social commitments.

The financial statements have been prepared on the historical cost basis, except for certain financial assets and liabilities, which are accounted for at fair value. The main accounting principles applied by the CEB are summarised below.

2. Financial assets and liabilities

2.1. Foreign currency transactions

The financial statements are presented in euros.

Monetary assets and liabilities denominated in foreign currencies are translated into euros (CEB’s functional currency) at the market exchange rate applicable at the end-date of the accounting period. Exchange variations resulting from this translation are accounted for in the income statement.

Forward currency transactions are valued at market value by using the forward exchange rate applicable for the remaining period for the currency concerned. Exchange spot positions are valued at the spot exchange rate at the end of the period. The resulting exchange differences are recorded in the income statement.

(*) A complete reference guide of standards adopted within the European Union is available on the European Commission website: http://ec.europa.eu/internal_market/accounting/ias/standards_en.htm

FINANCIAL STATEMENTS 2012

2.2. Loans and advances to credit institutions and to customers

The category “Loans and advances to credit institutions and to customers” consists of non-derivative financial assets with fixed or determinable payments non-quoted on an active market and that are nor held for trading, neither intended to be sold when granted.

The item “Loans” under category “Loans and advances to credit institutions and to customers” includes loans granted by the Bank.

The item “Advances” under category “Loans and advances to credit institutions and to customers” consists of advances repayable on demand with credit institutions (except central banks) and interbank advances granted by CEB. Advances repayable on demand with credit institutions allow settling and receiving payments from financial transactions related to its activities.

Loans given out by the Bank are first recorded at their market value which in general is the equivalent of the net amount initially disbursed.

Thereafter, loans are valued at amortised cost and interest is calculated on the basis of the global effective interest rate method.

Financing commitments are recorded in the off-balance sheet for the amount not yet used.

In application of IAS 39, within the ambit of fair value hedge transactions, the loan book value is adjusted for the profits or losses relative to the hedged risk.

2.3. Securities

Securities held by the Bank are classified under two categories:

- Financial assets held to maturity

The category “Financial assets held to maturity” includes securities at fixed income and fixed maturity that the Bank has the intention and ability to hold to maturity.

After acquisition, securities classified under this category are accounted for at amortised cost in accordance with the effective interest rate method, which includes the amortisation of the premium or discount equivalent to the difference between their purchase price and their reimbursement value.

Income from these securities is recorded under the heading “Interest and similar income” in the income statement.

- Available-for-sale financial assets

The “Available-for-sale financial assets” category includes fixed income or variable-yield securities which do not fall under the previous category.

Securities under this category are initially valued at their market value inclusive of transaction charges. At end-date, securities are valued at their market value, and whose variations, exclusive of accrued income are presented under a specific heading in equity “Gains or losses recognised directly in equity”, except for securities covered by a fair value hedge. In such case, the profits and losses relative to hedged risks are recorded in the income statement under the same heading as the changes in value of hedging instrument, in conformity with IAS 39.

At the disposal, maturity or depreciation of the securities (in cases of a significant or prolonged decline in the fair value below the cost), these deferred gains or losses, previously recorded under equity, are accounted for in the income statement under the heading “Net gains or losses from available-for-sale financial assets”.

Income from fixed income securities under this category, which is accounted for on the basis of the effective interest rate method, is presented under the heading “Interest and similar income” in the income statement. Dividends received from variable-rate securities are recorded under the aggregate “Net gains or losses from available-for-sale financial assets”.

- Date and accounting criteria

Securities classified under the two categories above are recorded at the trade date.

FINANCIAL STATEMENTS 2012

2.4. Depreciation of financial assets, financing and guaranty commitments

- Financial assets valued at amortised cost

Depreciation of loans and financial assets held to maturity is accounted for when there is an objective indication of a measurable loss in value following an event that occurred after loan approval or security purchase.

Any observable data being related to the following events represents an objective indication of a loss in value:

- the existence of at least a three month unpaid amount

- awareness or observation of significant financial difficulties of the counterparty leading to the conclusion of a proven existing risk, whether an unpaid amount has been noted or not

- the concessions yielded with the terms of the loans, which would not have been granted without financial difficulties of the borrower.

The amount of depreciation is equivalent to the difference between the book value of the asset and the present value of estimated future recoverable cash flows, taking into account guaranties, discounted at the financial asset’s original effective interest rate. Changes in value of such depreciated assets are recorded under the heading “Cost of risk” in the income statement.

After the asset depreciation, a theoretical revenue from asset’s net book value, calculated on the basis of the original effective interest rate used for discounting the estimated recoverable cash flows, is recorded in the income statement under the heading “Interest and similar income”. Loan depreciation is recorded in a separate provision account, thus reducing its original value recorded under assets.

The impairment relating to financing and guaranty commitments follows similar principles and are recorded under liabilities.

- Available-for-sale financial assets

At CEB, “Available-for-sale financial assets”, mainly composed of fixed income securities, are depreciated on an individual basis by counterparty of income statement in case of an objective indication of durable depreciation resulting from one or more events subsequent to the purchase.

Criteria for depreciation of these securities are similar to those applied for depreciation of financial assets valued at amortised cost.

A depreciation of a fixed income security is recorded under the income statement heading “Cost of risk” and may be released in case of subsequent improvement of security.

2.5. Debt securities in issue

Securities issued by CEB qualify as debt instruments by reason of a contractual obligation for the Bank to settle their holder.

Debt securities in issue are initially recorded at their issuance value inclusive of transaction charges and are subsequently valued at their amortised cost by using the effective interest rate method.

In application of IAS 39, within the ambit of fair value hedge transactions, the book value of issues is adjusted for the profits or losses relative to the hedged risk.

FINANCIAL STATEMENTS 2012

2.6. Derivative instruments

All derivative instruments are accounted for in the balance sheet at trade date at their fair value. At end-date they are revalued at their market value.

Derivatives are classified under two categories:

- Transaction derivatives

Derivative instruments are by default considered to be transaction instruments, except if they can qualify as hedging instruments. They are recorded in the balance sheet under the heading “Financial assets at fair value through profit or loss” in cases of positive market value and under the heading “Financial liabilities at fair value through profit or loss” when the market value is negative. Profits or losses are recorded in the income statement under the heading “Net gains or losses from financial instruments at fair value through profit or loss”.

- Derivatives and hedge accounting

Fair value hedge is used by the Bank to cover namely the interest rate risk of assets and liabilities with fixed interest rate, for identified financial instruments (loans, available for sale assets, issues, borrowings).

In order to qualify a financial instrument as hedging derivative, the Bank keeps information on the hedge from its initial application. This information specifies the designated asset or liability, the hedged risk, the type of derivative instrument used and the evaluation method which will be employed in assessing the retrospective and prospective effectiveness of the hedge.

The derivative instrument designated as hedge has to be highly effective in order to compensate for the value variations resulting from the hedged risk; this effectiveness has to be ensured from the hedging’s initial application and subsequently throughout its life.

In the case of fair value hedge relationship, derivatives are revalued in the balance sheet at their fair value, whilst fair value variations are recorded in the income statement under the heading “Net gains or losses from financial instruments at fair value through profit or loss”, symmetrically to the revaluation of the instruments hedged for the estimated risk. In the balance sheet, in the case of hedging relationship of identified assets or liabilities, revaluation of the hedged item is accounted for in conformity with the classification of the instrument hedged. The impact recorded in the income statement represents the eventual ineffectiveness of the hedge.

In cases where a hedge is interrupted or it no longer satisfies the effectiveness tests, hedging derivatives are transferred to the trading portfolio and accounted for in accordance with the principles applicable to this category. In the case of interest rate instruments initially identified as hedged, the revaluation amount with respect to these instruments recorded in the balance sheet is amortised at the effective interest rate for its residual life duration. If the hedged items no longer figure in the balance sheet, particularly due to early redemption, this amount is immediately transferred to income statement.

2.7. Fair value assessment

The financial assets and liabilities under categories “Financial instruments at fair value through profit or loss”, “Hedging derivative instruments” and “Available-for-sale financial assets” are valued and recorded at their market value. The market value is equivalent to the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction.

Market value is determined as follows:

-	using quoted prices in an active market; or

-	applying a valuation technique incorporating:

-	mathematical calculation methods based on recognised financial assumptions, and

-	parameters whose value is determined either by using prices of instruments traded in active markets, or based on statistical estimates or other quantitative methods in the absence of an active market.

On the other hand, derivative instruments (foreign exchange, interest rate and currency swaps) are valued by using observable parameters on the basis of valuation models commonly accepted (discounted cash flow method, Black and Scholes model, interpolation techniques).

FINANCIAL STATEMENTS 2012

2.8. Interest income and expense

Interest income and expense are recognised in the income statement for all the financial instruments using the effective interest rate method.

The effective interest rate is the rate that discounts exactly the estimated future cash payments or receipts through the expected life of the financial instrument to the net book value of the financial asset or liability. This calculation includes commissions paid or received, when similar to interests, transaction charges and all premiums and discounts.

2.9. Cost of risk

In terms of credit risk, cost of risk includes depreciation provisions related to loans, fixed income securities, depreciation related to financing commitments and guaranties given, losses on irrecoverable receivables less recoveries of amortised receivables. Charges for litigations inherent to banking activity are also accounted for in cost of risk.

3. Fixed assets

Fixed assets recorded in the Bank’s balance sheet include tangible and intangible operating assets.

These fixed assets are recorded at their purchase price to which expenses directly connected are added.

Depreciation is calculated according to the estimated useful life of the asset expected by the Bank using the straight-line method, the residual value of the asset being deducted from its depreciable basis.

At every end-date, fixed assets are valued at their amortised cost (cost less depreciation and any possible impairment) and if necessary, an accounting adjustment is carried out with respect to the duration of the useful life and the residual value.

- Tangible assets

The following is the breakdown of the “building” part of the operational premises, every element being depreciated according to its own useful life:

– Main works and façade	- (1)
– General and technical installations	10 years
– Fixtures and fittings	10 years

(1)	Given the Bank’s headquarters location in the centre of Paris, its residual value is assigned to the component « main works and façade » which is not subject to depreciation.

Land is not depreciated. The other tangible fixed assets are depreciated according to the following durations:

– Fittings and furniture	10 years
– Vehicles	4 years
– Office and IT equipment	3 years

- Intangible assets

Intangible assets (IT software) are amortised by using the straight-line method over either 1 year (office software) or 5 years (application software).

FINANCIAL STATEMENTS 2012

4. Post-employment staff benefits

The Bank’s pension scheme is a defined benefit scheme, funded by contributions made both by the Bank and by the employees. Benefits are calculated based on the number of years of service and a percentage of the basis remuneration of the last year of service.

The other two post-employment benefit schemes (possibility for retired staff to maintain the medical insurance if they wish so and fiscal adjustment) are likewise defined benefit schemes.

These schemes, which are valued and for which provisions are set up, represent a commitment on the part of the Bank.

In conformity with IAS 19, actuarial valuations are carried out on these commitments, taking into account both financial and demographic assumptions.

The amount of the provision in relation to these commitments is determined by an independent actuary in accordance with the projected unit credit method.

The Bank applied by anticipation on 1 January 2012 the amendment to IAS 19 “Employee benefits”, adopted by the European Union on 6 June 2012. Hence, the provision regarding post-employment benefits recorded in the Bank’s balance sheet is fully equal to the commitment with respect to post-employment staff benefits. In relation to this first application, the provision as at 1 January 2011 and 31 December 2011 are presented in the columns entitled “2011 restated”.

5. Selective Trust Account (STA)

The Selective Trust Account aims at providing rate subsidies for loans or donations granted by the Bank in favour of eligible countries such as those defined by the Administrative Council. Its general operating principles are confirmed by the Resolution 1522 (2009) approved by the Administrative Council on 20 November 2009.

The STA essentially targets population groups such as:

Priority target groups:	- refugees, displaced populations, migrants - populations victims of natural or ecological disasters

Vulnerable target groups:	- populations below the poverty threshold (less than 60% of median national income)

- abandoned children and disabled persons

- ethnic minorities

- Interest rate subsidies

A project financed by the Bank, may, upon the Governor’s proposal, be granted rate subsidies relative to the STA following approval by the Administrative Council. The resources of the STA are used for projects with a high social value, in eligible countries.

- Donations

Donations are aimed at funding projects that correspond to priority objectives in favour of priority or vulnerable target groups, within eligible countries.

The Account is funded with allocations perceived from the Bank’s Member States, through dividends of a social nature allocated upon appropriation of the Bank’s result. It may also be funded by voluntary contributions from the Bank’s Member States and the Council of Europe.

Interest rate subsidies and donations are subject to approval by the Bank’s Administrative Council.

Donations are granted to the beneficiaries and interest rate subsidies are recorded in the income statement under “Interest and similar income” and are spread over the life of the respective loans.

References to the Selective Trust Account can be found in an appendix note (Note J).

FINANCIAL STATEMENTS 2012

6. Related parties

With respect to IAS 24, the Bank does not control any entity and has no share investments. Moreover, the Bank is not a subsidiary of any entity. The financial statements are not affected by related party relationships.

The information concerning chairpersons and appointed officials of the Bank is presented in paragraph 7 below.

7. Compensation for Chairpersons and Appointed Officials

The Articles of Agreement of the CEB lay down that the organisation, administration and supervision of the Bank are divided between the following organs:

–	the Governing Board
–	the Administrative Council
–	the Governor
–	the Auditing Board.

The Governing Board and the Administrative Council each consist of a Chairperson and one representative appointed by each Member State. A Vice-Chairperson is elected among the members of each body. The Chairperson of the Governing Board and the Chairperson of the Administrative Council are elected by the Governing Board for a 3-year term, and may be re-elected for a further 3-year term. The annual allowances of the Chairpersons and the Vice-Chairpersons are fixed by the Administrative Council for the duration of their terms of office.

The Governor is appointed by the Governing Board for a 5-year term and may be re-appointed once. He is assisted by three Vice-Governors, who are appointed by the Governing Board, for a 5-year term renewable once (1), upon the Governor’s proposal, following an opinion on conformity from the Administrative Council and after consultation with the members of the Governing Board. Their emoluments are fixed by the Administrative Council, within the framework of the approval of the annual budget of the Bank.

The gross compensation for the CEB’s Chairpersons and Appointed Officials can be summarised as follows:

		In thousand euros

	2012	2011
Office allowances
Chairperson of the Governing Board (2)	45	1.5
Chairperson of the Administrative Council (3)	45	45
Vice-Chairperson of the Governing Board (4)	6	6
Vice-Chairperson of the Administrative Council	6	6

Emoluments
Governor Wenzel (from 18 December 2011)	338	12
Governor Alomar (until 17 December 2011) (5)		319
Vice-Governor Guglielmino	273	267
Vice-Governor Ruiz-Ligero	257	251
Vice-Governor Dowgielewicz (from 2 May 2012) (6)	171
Vice-Governor Tarafás (until 1 May 2012) (7)	86	251

(1)	This applies to Vice-Governors elected for the first time after 26 November 2010.
(2)

The Chairman of the Governing Board has waived his allowances for the period running from 1 January to 31 December 2012. At his request the corresponding amounts have been directly transferred by the CEB to the STA and charitable organisations. In 2011, the seat of the Chairperson of the Governing Board was vacant until 17 December. For the period running from 18 to 31 December, the Chairperson of the Governing Board waived his allowances and at his request this amount had been transferred directly to the STA in form of a voluntary contribution.

(3)	The incumbent of the seat has changed on 28 June 2011. The allowances for 2011 have been split into equal amounts between the two incumbents.
(4)

Allowances of € 500 are paid monthly. Three successive Vice-Chairpersons held the seat in 2011. The Vice-Chairperson of the Governing Board, whose term ran from July to November 2011, has waived her allowances which were transferred to a charitable organisation at her request.

(5)	In 2012, the outgoing Governor received a temporary allowance of € 155 thousand (resolution CD 383 (2010)).
(6)	At the beginning of his term on 2 May 2012 the incoming Vice-Governor received in addition a statutory settling-in allowance of € 32 thousand.
(7)	In 2012, the outgoing Vice-Governor received a temporary allowance of € 67 thousand (resolution CD 383 (2010)).

FINANCIAL STATEMENTS 2012

The CEB’s Chairpersons and Appointed Officials do not receive any stock options or any other kind of bonus. At the end of their mandate, the Governor and Vice-Governors receive either a retirement pension or a tax exempt temporary allowance equivalent to 40% to 50% of their last basic salary, for a period of up to 3 years. This allowance is limited in the sense that its amount, cumulated with possible emoluments from other sources, may not exceed, in any case, the amount of the last basic salary received from the CEB.

In addition, the Governing Board, by its Resolution 383 (2010), has decided to abolish this temporary allowance for the new officials (Governor and Vice-Governors) appointed for the first term after 30 March 2010, the date of its adoption.

The Governor and Vice-Governors are affiliated to the medical and social cover as well as to pension scheme of the CEB. They benefit from other allowances as the staff members (family allowance and other allowances related to expatriation, if applicable).

8. Taxation

The Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe states that the Bank’s assets, income and other property are exempt from all direct taxes.

9. Effects of the application of the revised IAS 19

The anticipated application of the amendment to the IAS 19 “Employee benefits” had the following impact in the 2011 balance sheet and income statement:

- in the balance sheet as at 1 January 2011, an increase in “Provisions” and a decrease in “Gains or losses recognised directly in equity” of € 17 294 thousand,

- in the balance sheet as at 31 December 2011, an increase in the “Net profit for the year” of € 561 thousand, an increase in “Provisions” of € 18 670 thousand and a decrease in “Gains or losses recognised directly in equity” of € 19 231 thousand,

- in the income statement as at 31 December 2011, a decrease in the “Other interest expenses and similar charges” of € 276 thousand and a decrease in the “General operating expenses” of € 285 thousand.

FINANCIAL STATEMENTS 2012

Note B - Financial risk and capital management

Within the context of its lending and treasury activities, the CEB is exposed to four main types of risk: credit risk, market risk, liquidity risk and operational risk.

This Note gives information about the Bank’s exposure to these different types of risks, as well as about the objectives, policies and procedures which enable it to assess and manage such risks, and about capital management.

Risk management and control are of paramount importance to the creditworthiness of a financial institution. Therefore, the CEB regularly reviews its risk management and monitoring procedures on the basis of the principle of methodology continuity in order to comply with best banking practices.

As a multilateral development bank, the CEB is not subject to Member States’ regulatory ratios, the Basel Committee recommendations or European Union directives. Nonetheless, the CEB has decided to observe these regulations as a point of reference for its risk management and control policy.

The Bank’s administrative bodies have overall responsibility for defining and overseeing the risk management framework.

- Decision-making committees

The Governor has established a number of decision-making committees responsible for defining and overseeing risk management policies in their respective fields. The Governor chairs all these committees.

— The Risk Committee is the cornerstone of the Bank’s credit risk management framework. Risk management policies are established to identify and analyse the risks faced by the Bank, to set the appropriate risk limits and controls and to monitor the respect of those limits. It meets weekly and takes decisions based on the Risk Management Department’s assessments and recommendations.

— The Finance Committee reviews on a weekly basis all aspects of the Bank’s financial activity (cash management, debt, trends on the financial markets, liquidity).

— The Funding Committee addresses the funding strategy and the pricing policy on a quarterly basis. It also decides on the strategy relating to debt issuance (amounts, currencies, conditions and schedule) on the basis of the Bank’s estimated liquidity requirements and in conformity with the annual levels of debt authorised by the Administrative Council following proposal by the Governor.

— The ALM Committee decides on the Bank’s asset and liability management strategy on a quarterly basis. It takes the necessary decisions with regard to financial risks on the basis of the Bank’s quarterly ALM report and in accordance with the financial policies approved by the Administrative Council.

— The Committee for Organisation and Operational Risks (CORO) meets biannually to validate the Bank’s security policy and takes decisions related to prevention and monitoring of operational risks.

— The IT Steering Committee meets on a biannual basis and covers all issues related to information systems and IT infrastructure to ensure business continuity.

- Internal and external reporting on risk management

A report, providing the Bank’s detailed exposure to credit risk, is sent out to the members of the Risk Committee on a weekly basis. However, within the present financial context, this information is completed whenever an event or decision occurs that raises concern about the prudential ratios or the quality of the CEB’s counterparties, which are kept under constant surveillance.

The quarterly Risk Management Report presented both to the members of the Administrative Council and Governing Board aims to inform the shareholders about the development of the CEB’s exposure to main types of risks: credit, market, liquidity, operational risks and the prudential framework.

In terms of external reporting on risk management, the Bank provides extensive information to the rating agencies as a support for their annual assessment. A specific reporting highly focus on risk management is also prepared in order to file an annual report on Form 18-K in connection with the registration statement filed with the Securities and Exchange Commission.

Finally, CEB’s annual report of the Governor gives a fair view of the risk management processes and practices in place at the Bank and its year-end financial statements disclose publicly data on its risk exposure.

FINANCIAL STATEMENTS 2012

1.	Credit risk

- Overview of the assessment process

Credit risk is defined as the risk of loss which may occur if counterparty fails to meet its contractual obligations. The Risk Management Department identifies, assesses and manages all credit risks inherent in the CEB’s operations, as a result of both on- and off- balance sheet transactions. The department also monitors compliance with portfolio management policies (loans, securities, derivatives) on a continuous basis, as well as overseeing the Bank’s concentration risk.

The outstanding approval process: the procedure for approving new transactions makes the distinction between lending activities and treasury operations.

For all potential projects, the department assesses the transaction on the basis of the counterparty’s creditworthiness and current exposure as well as the country risk and, if necessary, recommends credit enhancement measures (guarantees). After approval by the Risk Committee, the project is submitted to the Administrative Council.

With reference to the transactions carried out by the Financial Directorate, the Administrative Council establishes the framework for such financial operations on the basis of the definition of the Bank’s investment policy.

The process of limits’ assignment: at the request of operational divisions, the Risk Management Department establishes limits for the counterparties and submits them to the Risk Committee which approves, modifies or rejects the limits. These limits are reviewed annually, unless it is necessary to do so within a shorter period of time. Limits are established at their nominal value.

The rating process: two types of internal ratings are assigned: counterparty ratings and transaction ratings. In accordance with best banking practices, the Risk Management Department assigns an internal rating to all counterparties based on due diligence carried out on site or in-house. The internal rating scale ranges from 1 to 10, 10 being the best grade. Each internal rating corresponds to a rating on the scale used by international rating agencies (e.g.10 = AAA, 9.5 = AA+).

The internal counterparty rating is based on qualitative and quantitative criteria. When the international rating agencies have assigned ratings, the internal rating takes them into account, in combination with other criteria. The Bank has developed its own scoring models that permit it to apply different ratios depending on the type of counterparty (sovereign, regional or local authority, financial or non-financial institution). Specific internal rating grids are used when counterparty has not been rated by an international rating agency.

The internal transaction rating, given for project financing operations only, is based on the internal counterparty rating. If applicable, it also takes into account credit enhancement measures: collaterals, guarantees, as well as any other structures that reduce the final risk.

The Bank has established a methodology for validating the internal rating system, based on an analysis of the difference between its own internal rating and that of the international rating agencies. Any difference of more than two notches between the two systems will automatically lead to a total revision of the internal rating.

According to international rating agencies, a rating which is equal to or higher than Baa3/BBB-, is investment grade and, if it is equal to or lower than Ba1/BB+, is below investment grade (BIG).

FINANCIAL STATEMENTS 2012

- Overall credit risk exposure

The Bank’s credit risk exposure on all its transactions excluding accrued interest (loans, financing commitments, deposits, securities, derivatives) at 31 December 2012 and 31 December 2011 is shown in the table below. With reference to the loan portfolio, credit enhancement measures have been taken into account.

					in million euros
	2012				2011
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total
Loans	1 931	5 936	4 264	12 131	2 543	6 071	3 461	12 075
Financing commitments	233	1 554	1 214	3 001	410	2 204	1 237	3 852
Deposits	2 074	2 274		4 348	3 549	1 409		4 958
Securities	3 766	3 180	200	7 146	4 364	1 288	200	5 852
Swap - add on	402	509		910	610	310		920
Forex		2		2	38			38
Swap coll - NPV not covered	16			16	129	60		189

Total	8 420	13 456	5 678	27 554	11 644	11 341	4 898	27 884

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international rating agencies, internal rating

- Concentration-Large exposure

Large exposure is the overall exposure (loans, securities, deposits, derivatives and financing commitments) to counterparty or group of connected counterparties, exceeding 10% of sound equity.

The CEB defines sound equity as paid-in capital, reserves, gains or losses recognised directly in equity, as well as uncalled capital of triple-A or double-A rated member countries (second best rating by Moody’s, Standard & Poor’s and Fitch Ratings).

In line with Basel Committee recommendations and European Union directives, the CEB ensures that no exposure to a counterparty or group of connected counterparties exceeds the limit of 25% of sound equity, and that the cumulative total of large exposures does not exceed 800% of said equity.

At 31 December 2012, no counterparty exceeded the limit of 25% of the CEB’s sound equity (as in 2011) and five groups and two single counterparties overstepped 10%. The total outstanding on these counterparties stood at € 4.6 billion, i.e. 102% against € 5.8 billion, 122% (restated) at the end of 2011. As a multilateral development bank, the CEB excludes “sovereign” risks of OECD member countries from this analysis.

- CEB’s exposure to sovereigns1 for loans and securities portfolios

					in million euros
	2012				2012
	Loans	Securities	Total		Loans	Securities	Total

EU countries (a)	7 271	2 215	9 486	Non EU countries (b)	1 427		1 427

France	373	1 025	1 399	Turkey	892		892
Germany	583	207	789	Croatia	271		271
Spain	430	274	704	Albania	108		108
Belgium	647	10	657	Serbia	45		45
Cyprus	627		627	“the former Yugoslav Republic of Macedonia”	40		40
Portugal	189	200	389	Iceland	28		28
Italy	169	160	329	Bosnia and Herzegovina	19		19
Finland	164		164	Moldova (Republic of)	13		13
Greece	84		84	Montenegro	9		9
Malta	58		58	San Marino	0.2		0.2
Ireland	43	10	53
Estonia	28		28
Slovenia	20		20
Slovak Republic	13		13
Austria[2]	11		11
Sub-total eurozone	3 438	1 886	5 324
Hungary	1 313		1 313
Poland	1 035		1 035
Romania	922		922
Supranational institutions[3]		329	329
Denmark	233		233
Sweden	151		151
Lithuania	94		94
Bulgaria	51		51
Latvia	33		33
Sub-total Others	3 833	329	4 162	Total (a)+(b)	8 698	2 215	10 912

[1]	Sovereigns include: States, Public administrations, State financial institutions, Special financial institutions
[2]	Non CEB’s Member State: collateral received on loans
[3]	Organisations composed of several nations, operating beyond the authority of one national government

FINANCIAL STATEMENTS 2012

- Loan portfolio

At 31 December 2012, loans outstanding stood at € 12.1 billion, stable compared with the outstanding at 31 December 2011. In 2012 no delay or missed payments have been recorded. As a multilateral financial institution, the Bank’s policy is not to reschedule debt agreements (capital or interest on loans).

The following table displays the breakdown of the loan portfolio by rating and type of counterparty:

					in million euros
	2012				2011
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total

States	91	2 040	3 301	5 432	93	2 603	2 612	5 308
Public administrations	767	1 474	27	2 268	1 002	982	33	2 017
State financial institutions	213	2		215	247	3		250
Special financial institutions	668	29	86	783	610	33	88	731
Other financial institutions	192	2 295	665	3 152	586	2 350	538	3 474
Non financial institutions		97	185	281	5	100	190	294

Total	1 931	5 936	4 264	12 131	2 543	6 071	3 461	12 075

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international rating agencies, internal rating

The amount of credit enhancements in the loan portfolio ensuring a 100% risk transfer totalled € 4.3 billion consisting of guarantees and collaterals for € 3.7 billion and € 0.6 billion respectively.

The impact of credit enhancements on the risk profile of loans outstanding is shown below:

					in million euros
	2012				2011
	before		after		before		after
	Amount	%	Amount	%	Amount	%	Amount	%
AAA/AA	1 299	11%	1 931	16%	1 991	16%	2 543	21%
A/BBB	5 673	47%	5 936	49%	6 016	50%	6 071	50%
BIG	5 159	43%	4 264	35%	4 068	34%	3 461	29%
Total	12 131	100%	12 131	100%	12 075	100%	12 075	100%

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international rating agencies, internal rating

At 31 December 2012, loans outstanding rated investment grade represented 64.8% of total loan portfolio, compared to 71.3% at year-end 2011. Credit risk mitigation techniques changed the distribution by type of counterparty thus increasing “sovereign” portfolio by +22%. Loans outstanding to counterparties not rated by international rating agencies represented 3.5% of the total portfolio with internal ratings spread from 4 to 9.

The table below highlights the share of the loans outstanding with the ten main counterparties:

	in million euros
		2012						2011
		AAA/AA	A/BBB	BIG	Total	%		AAA/AA	A/BBB	BIG	Total	%
1.	Hungary			1 313	1 313	11%	Hungary			1 228	1 228	10%
2.	Romania		922		922	8%	Romania		889		889	7%
3.	Turkey			892	892	7%	Turkey			823	823	7%
4.	Cyprus			627	627	5%	Cyprus		652		652	5%
5.	Poland		456		456	4%	Poland		456		456	4%
6.	Crédit Agricole		402		402	3%	Crédit Agricole		338		338	3%
7.	Région Wallonne		392		392	3%	Intesa Sanpaolo		299		299	2%
8.	Unicredit		326		326	3%	Caixabank		258		258	2%
9.	Caixabank		294		294	2%	Kommunekredit	257			257	2%
10.	Intesa Sanpaolo		286		286	2%	Unicredit		254		254	2%
	Sub-total		3 078	2 832	5 910	49%	Sub-total	257	3 146	2 051	5 454	45%
	Others	1 931	2 858	1 432	6 221	51%	Others	2 287	2 925	1 410	6 621	55%

	Total	1 931	5 936	4 264	12 131	100%	Total	2 543	6 071	3 461	12 075	100%

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international rating agencies, internal rating

FINANCIAL STATEMENTS 2012

- Financing commitments

Financing commitments correspond to approved projects still awaiting financing and for which a framework loan agreement has been signed. Financing commitments decreased during the year from € 3.9 billion at 31 December 2011 to € 3.0 billion at 31 December 2012. Financing commitments rated investment grade represented 59.6% of the total portfolio, compared to 67.9% at year-end 2011.

The table below highlights the share of financing commitments belonging to the eurozone:

					in million euros
	2012				2011
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total

Eurozone countries
France	50	253		303		163		163
Portugal			245	245			245	245
Spain		200	30	230	50	115	30	195
Cyprus			229	229		251		251
Germany	83	22		105	145	20		165
Finland	100			100	100			100
Belgium		60		60	75	250		325
Ireland		50		50		50		50
Slovenia		20		20	40			40
Austria[1]		15		15		18		18
Italy		10		10		259		259
Estonia						7		7
Sub-total	233	630	504	1 366	410	1 133	275	1 818
Others		925	710	1 634		1 071	962	2 033

Total	233	1 554	1 214	3 001	410	2 204	1 237	3 852

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international rating agencies, internal rating

[1]	Non CEB’s Member State: collateral to be received

- Securities portfolios

The CEB manages two securities portfolios: financial assets held to maturity and financial assets available for sale. Securities in both portfolios are essentially denominated in euro, i.e. 97% of total.

The table below highlights securities portfolios belonging to the eurozone and displays the breakdown by ratings of the outstanding nominal value of each of these portfolios:

						in million euros
	2012				2011
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total

Financial assets held to maturity
France	1 319			1 319	1 237			1 237
Spain		205		205	245			245
Portugal			200	200			200	200
Italy		160		160		160		160
Germany	89	70		159	115			115
Netherlands	135			135	110			110
Ireland		10		10		10		10
Belgium	10			10	10			10
Austria	10			10
Other countries	124			124	55			55
Sub-total	1 687	445	200	2 332	1 772	170	200	2 142

Financial assets available for sale
France	362	739		1 101	557	187		744
Netherlands	872			872	793			793
Germany	158	250		408	366			366
Spain		210		210	303	10		313
Austria	25			25
Italy						50		50
Other countries	661	1 536		2 197	573	871		1 444
Sub-total	2 079	2 735		4 814	2 593	1 118		3 710

Total	3 766	3 180	200	7 146	4 364	1 288	200	5 852

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international rating agencies, internal rating

FINANCIAL STATEMENTS 2012

- Derivatives

The CEB uses Interest Rate Swaps (IRS) and Currency Interest Rate Swaps (CIRS) to hedge market risk on its lending, investment and funding transactions.

In all cases, derivatives transactions require prior credit clearance of the issuer counterparty by the Risk Committee, the signing of a framework agreement (for example, ISDA Master Agreement). In addition, for transactions with a maturity of over five years, the counterparty must have a minimum AA rating or have signed a CSA (Credit Support Annex) collateral agreement with the CEB. All swap transactions are valued at their net present value and positions per counterparty are monitored periodically so that additional collateral can be obtained if necessary.

At 31 December 2012, the derivatives’ exposure included swap add-on for € 910 million and non-covered NPV (Net Present Value) after credit enhancement of € 16 million. The Bank received collateral cash deposits: 90% and sovereign securities: 10% (US Treasury bonds, France OAT and German bund). The CEB signed CSA collateral agreement with all of its counterparties involved in swap activities, as in 2011.

The breakdown of the nominal value of swaps by instrument and by maturity is shown in table below:

									in million euros
	2012					2011
	less than 1 year	1 to 5 years	5 to 10 years	10 years or more	TOTAL	less than 1 year	1 to 5 years	5 to 10 years	10 years or more	Total

Total (a)	2 900	14 371	4 592	2 215	24 079	3 540	13 128	5 220	2 014	23 903

Currency-rate swaps	2 812	13 554	1 025	633	18 025	3 458	12 654	1 654	709	18 475

Interest-rate swaps	88	817	3 567	1 582	6 054	82	474	3 566	1 305	5 428

thereof: collateralised (b)	2 900	14 371	4 592	2 215	24 079	3 540	13 128	5 220	2 014	23 903

(b)/(a)	100%	100%	100%	100%		100%	100%	100%	100%

2.	Market risk: FX, interest rate and liquidity risks

2.1. Managing balance sheet exposures

Management of the balance sheet is carried out by the ALM department under the authority of the Chief Financial Officer. It is based in particular on an analysis of indicators for managing the risks incurred by all the CEB’s activities. These risks are:

-	FX risk, stemming from unfavourable variations in FX rates,

-	interest rate risk, stemming from asymmetry over time between rate types for uses (loans, securities and deposits) and resources (borrowings) and their reset frequencies,

-	liquidity risk, defined as the risk of being unable to meet one’s commitments or of being unable to unwind a position on account of unfavourable market conditions.

The ALM Department regularly issues a report on the interest rate, currency and liquidity risks incurred by the Bank. Within the framework of normal and stressed market conditions, it evaluates in particular:

-	the Bank’s exposure to rate variations,

-	the level of sensitivity of the economic value,

-	the level of sensitivity of the Net Interest Margin.

lt also produces an analysis of the projected liquidity situation, before and after stress tests.

2.2. Management principles

Within the ambit of its operations (loans, borrowings, treasury operations), the Bank is exposed to FX, interest rate and liquidity risks.

FINANCIAL STATEMENTS 2012

a)	Managing FX and interest rate risks

The key principle adopted is the almost systematic hedging of positions, in order to maintain interest rate risks and currency risks as low as possible. The Bank manages its overall balance sheet at variable rates (except for its Held-To-Maturity assets portfolio), either directly or through a hedging swap.

The Bank therefore resorts to derivatives, mainly currency exchange and interest rate contracts. It uses these instruments within the ambit of micro-hedging or macro-hedging operations:

-	Micro-hedging operations: derivatives used to hedge market risk deriving from a specific element of the asset (loan, security) or the liability (borrowing),
-	Macro-hedging operations: derivatives used to cover global market risks measured through an evaluation of the balance sheet.

At 31 December 2012, currency exchange and interest rate contracts were exclusively used as micro-hedging.

b)	Managing liquidity risk

The Bank’s principal objective is to meet its commitments fully and punctually. Liquidity risk is prudently managed because, unlike commercial banks, the Bank has no customer deposits nor access to refinancing by the Central Bank.

Liquidity risk is assessed by generating static and dynamic liquidity gaps and by calculating the projected liquidity ratio according to different stress scenarios: various levels of counterparty default according to their rating for loans and/or securities, discounts on securities for resale, partial or total default on loans and securities by all counterparties from a given country, absence of opportunities for refinancing.

The Bank’s refinancing and investment policies are adjusted according to liquidity risk assessments, thus enabling the CEB to meet its commitments and to respect the limits of its steering ratios, even in the case of a very unfavourable scenario.

2.3. Assessing FX, interest rate and liquidity risks

a)	Measuring FX risk

The Bank hedges any exposure to FX risk, the residual risk stemming from cumulated results in currencies other than the euro. The risk is systematically hedged on a monthly basis. At the end of each month, the Bank produces an accounting statement of its results per currency and converts them into euros; any position with a countervalue in excess of € 1 million is reduced through spot currency purchase or sale.

In thousand euros

Breakdown by currency	Assets	Liabilities	Derivative instruments	Net position 2012	Assets	Liabilities	Derivative instruments	Net position 2011
US Dollar	1 591 928	11 750 621	10 159 737	1 044	1 055 368	10 210 106	9 155 505	767
Japanese Yen	55 836	106 802	51 501	535	104 927	137 055	32 809	681
Canadian Dollar	215 543	7 874	(207 506)	163	213 770	120 074	(93 536)	160
Pound Sterling	33 081	1 901 738	1 868 736	79	45 746	1 571 940	1 526 219	25
Other currencies	1 124 243	4 317 552	3 193 523	214	1 059 591	5 774 057	4 714 710	244
Total	3 020 631	18 084 587	15 065 991	2 035	2 479 402	17 813 232	15 335 707	1 877

The table above shows that, after taking hedging instruments into account, residual FX exposure is not significant.

b)	Measuring interest rate risk

Because of the principle of micro-hedging adopted on its positions, the CEB’s exposure to interest rate risk is small.

The ALM Department assesses the interest rate risk in volume (rate gap), in margin (sensitivity of the Net Interest Margin), and in value (sensitivity of the Net Present Value).

The CEB’s Net Interest Margin is very little exposed to market fluctuations because the Bank’s assets and liabilities are rate matched. In particular, the Bank’s equity is invested in a Held-To-Maturity securities portfolio. This portfolio is made up of fixed-rate securities, generally long-term, denominated in euros and issued by countries or similar institutions with a minimal rating of AA or Aa2 at the date of purchase.

The amounts allocated to the Selective Trust Account and the provisions for post-employment social commitments are also invested in the Held-To-Maturity securities portfolio.

FINANCIAL STATEMENTS 2012

- Appraising interest rate risk hedging

The table below comprises the CEB’s overall balance-sheet operations. It provides a static view of interest rate risk and its hedging, as at the end-date of the accounting period, through a breakdown of assets and liabilities by interest rate type (fixed rate and variable rate). It outlines the effect of interest rate risk hedging.

In thousand euros

	Before hedging			Hedging instruments			After hedging
Interest rate type	Outstanding	Accrued Interest	Total	Outstanding	Accrued Interest	Total	Outstanding	Accrued Interest	Total
Assets
Fixed rate	14 173 181	104 026	14 277 207	(3 902 097)	287 002	(3 615 095)	10 271 084	391 028	10 662 112
Scheduled outstanding	10 961 481	104 026	11 065 507	(3 902 097)	287 002	(3 615 095)	7 059 384	391 028	7 450 412
Non scheduled outstanding	3 211 700		3 211 700				3 211 700		3 211 700
Variable rate	12 338 190	12 981	12 351 171	3 839 493	4 800	3 844 293	16 177 683	17 781	16 195 464
Total assets	26 511 371	117 007	26 628 378	(62 604)	291 802	229 198	26 448 767	408 809	26 857 576
Liabilities
Fixed rate	(24 885 952)	(287 211)	(25 173 163)	18 335 299	(45 789)	18 289 510	(6 550 653)	(333 000)	(6 883 653)
Scheduled outstanding	(19 531 875)	(287 211)	(19 819 086)	18 335 299	(45 789)	18 289 510	(1 196 576)	(333 000)	(1 529 576)
Non scheduled outstanding	(5 354 077)		(5 354 077)				(5 354 077)		(5 354 077)
Variable rate	(2 452 327)	(439)	(2 452 766)	(17 506 910)	(14 247)	(17 521 157)	(19 959 237)	(14 686)	(19 973 923)
Scheduled outstanding	(682 706)	(439)	(683 145)	(17 506 910)	(14 247)	(17 521 157)	(18 189 616)	(14 686)	(18 204 302)
Non scheduled outstanding	(1 769 621)		(1 769 621)				(1 769 621)		(1 769 621)
Total liabilities	(27 338 279)	(287 650)	(27 625 929)	828 389	(60 036)	768 353	(26 509 890)	(347 686)	(26 857 576)

The outstanding fixed-rate assets before hedging amounts to € 14 173 million, hedging instruments allow the exposure to drop to € 10 271 million.

This exposure after hedging of € 10 271 million consists of:

-

scheduled outstandings (€ 7 059 million), mainly very short-term deposits (€ 3 853 million), insensitive to variations in market rates and considered as fixed rate, the fixed rate Held-To-Maturity securities portfolio (€ 2 459 million) and marginally, ECP securities (€ 498 million) and unhedged fixed rate loans (€ 208 million).

-	non scheduled outstandings (€ 3 212 million), in particular swaps valuations that, by nature, cannot be covered.

Consequently, interest rate hedging on the asset side is highly effective: it greatly reduces the risks on fixed-rate operations and respects the CEB’s ALM principles.

Reciprocally, the fixed-rate liability exposure of € 24 886 million before hedging is reduced to € 6 551 million after hedging.

This exposure of € 6 551 million consists of:

-

non scheduled outstanding (€ 5 354 million), mainly equity, Selective Trust Account and provisions for post-employment social commitments (€ 2 459 million) to which the held to maturity securities are matched, and swap valuations that, by nature, cannot be covered.

-	scheduled outstanding (€ 1 197 millions), made-up exclusively of fixed-rate Euro Commercial Papers (ECP).

Consequently, interest rate hedging on the liability side is highly effective: it cancels all the risks associated with the long-term borrowing operations and respects the CEB’s ALM principles.

FINANCIAL STATEMENTS 2012

- Measuring the sensitivity of the Net Interest Margin to interest rate risk

The ALM Department studies the level of Net Interest Margin for the coming year based on certain interest rate scenario assumptions (+/- 10 bps, +/- 100 bps, +/- 200 bps).

At 31 December 2012, the levels of the short term market rates in the main reference currencies, on which the rate shock scenarios are based, are low. Consequently, the selected stress tests presented below are based on maintaining a uniform translation of +10 bps and +100 bps. In effect, in the case of a stress test 10 bps lower (a fortiori 100 bps lower), the low interest rate level leads to biased results due to a floor applied by the software and to the application of clauses that differ from one contract to another.

The sensitivity of the Net Interest Margin measures the variation in the net interest margins over one year following the reporting date in the case of a uniform increase of 10 bps and 100 bps applied to all interest rate curves.

Calculation method

The Net Interest Margin sensitivity is calculated dynamically, on the basis of the following hypotheses:

-	volume of new activity for 2013 on the main balance sheet items,

-

characteristics of the new activity (in fine or linear amortizing rule, maturity, projected spread …). In particular, future rates on contracts stem from forward rates calculated at the reporting date increased by assumptions on interest rate spreads for each balance sheet item.

A dedicated tool enables us to:

-	create new contracts on the basis of new activity assumptions,

-	generate cash-flows on all contracts (stock of operations and new activity),

-	determinate the volume of cash-flows to invest or borrow in order to adjust the balance sheet on a monthly basis in the coming year.

In fine, the Net Interest Margin at the end of 2013 and its sensitivity to shocked rates are determined on the basis of a balanced forecast balance sheet.

Result

In thousand euros
	Parallel translation + 10 bps	Parallel translation + 100 bps
Sensitivity of the forecast 2013 Net Interest Margin as at 31/12/2012	(437)	(4 723)

Analysing the result

Based on the balance sheet at 31 December 2012 and the new business assumptions, the Net Interest Margin would decrease by € 0.4 million if interest rates increased by 10 bps. It would fall by € 4.7 million if interest rates increased by 100 bps.

Sensitivity to changes in interest rates applies mainly to floating rate operations (loans/borrowings and treasury operations). In effect, for fixed rate operations, only future transactions are sensitive to changes in interest rates whereas stock operations are not sensitive to such changes.

Given that fixed rate stock operations represent almost the whole volume of the fixed rate Net Interest Margin in 2013 (revenues from the Held-To-Maturity portfolio), the sensitivity of the CEB’s Net Interest Margin is low.

Due to the low use of non-linear products, an increase in rate shock results in a corresponding increase in the sensitivity of the Net Interest Margin (see rate shock of 100 bps).

In summary, the low unfavourable exposure of the Net Interest Margin to an increase in interest rates shows that:

-	the policy of hedging changes in market interest rates implemented by the Bank is effective,

-	the CEB remains negatively exposed to rising interest rates.

FINANCIAL STATEMENTS 2012

c)	Measuring the liquidity risk

The level of the Bank’s liquidity must respect a strengthened prudential liquidity ratio (see prudential ratios).

The liquidity situation is monitored daily. Monitoring is supplemented by quarterly stress tests incorporating:

a) counterparty default scenarios, based on their credit rating or a defined country risk,

b) scenarios including discount on securities held by the CEB for resale,

c) scenarios based on a lack of opportunities for refinancing,

d) a combination of the above scenarios.

Consequently, the CEB’s liquidity needs are evaluated according to several scenarios. These liquidity needs correspond to the projected liquidity in each given stress scenario. They are compared to the Bank’s “liquidity cushion” set against liquid assets.

a) Counterparty default scenarios

The liquidity requirement is projected taking into account borrower default. In accordance with the Basel II logic and its differentiated approach to risk, borrower default is calculated on the basis of outstanding loans, weighted by the default probability rates published by the rating agencies for a given maturity and rating class. An internal rating is assigned to counterparties not rated by rating agencies.

The CEB also evaluates the financial impact of catastrophic scenarios in which the probability of default applied to Below Investment Grade borrowers is 100% without any possibility of recovery.

Finally, selective “country” scenarios evaluate the increased need for liquidity resulting from a partial or total default of counterparties coming from the same country.

b) Scenarios including discount on securities held by the CEB for resale

The Bank’s “liquidity cushion” is reduced by applying a discount on Available-For-Sale and Held-To-Maturity securities.

c) Scenarios based on a lack of opportunities for refinancing

The Bank’s liquidity needs are assessed by taking into account transactions from the stock and operations from the new activity (including lending activity) without refinancing.

In summary, the stress scenarios described above are used to assess the period during which the Bank, subject to various adverse events, can meet its obligations while respecting the minimum imposed by its liquidity ratio.

By estimating survival horizons and variation in indicators under different stress scenarios, the CEB can manage its liquidity by adjusting its policy for short term and long term refinancing.

d) Combining scenarios

The scenarios combine, for example, a reduction in the “liquidity cushion” resulting from the discounts on securities with an increase in liquidity needs due to counterparty defaults.

FINANCIAL STATEMENTS 2012

d)	Balance sheet position by maturity

The balance sheet structure by maturity at 31 December 2012 and 31 December 2011 is shown below:

In thousand euros

	Current oustanding			Non-current oustanding
31 December 2012	Up to 1 month	1 to 3 months	More than 3 months up to 1 year	1 to 5 years	More than 5 years	Total
Assets
Cash in hand, balances with central banks	327 373					327 373
Available-for-sale financial assets	757 096	716 059	1 537 992	1 404 660	668 321	5 084 128
Loans and advances to credit institutions and to customers
Loans	42 629	164 179	1 254 196	5 935 842	6 059 340	13 456 186
Advances	1 069 710	1 163 378	1 789 617			4 022 705
Financial assets held to maturity	111 883	15 545	214 430	1 131 679	1 780 074	3 253 611
Sub-total of assets	2 308 691	2 059 161	4 796 234	8 472 181	8 507 735	26 144 002

Liabilities
Amounts owed to credit institutions and to customers	83 352					83 352
Debt securities in issue	49 395	985 735	3 580 519	14 299 721	3 639 325	22 554 695
Deposits of guarantees received	1 686 270					1 686 270
Selective Trust Account (STA)	77 654					77 654
Sub-total of liabilities	1 896 671	985 735	3 580 519	14 299 721	3 639 325	24 401 971
Off-balance sheet
Financing commitments	152 168	243 000	1 364 832	753 903	486 719	3 000 622
Term financial instruments
To be received	57 747	132 237	3 414 535	15 125 158	1 923 091	20 652 767
To be paid	(26 529)	(57 147)	(3 106 651)	(13 675 782)	(1 889 113)	(18 755 221)
Sub-total of off-balance sheet	183 386	318 090	1 672 716	2 203 279	520 698	4 898 168
Total by maturity 2012	595 405	1 391 516	2 888 431	(3 624 260)	5 389 107	6 640 199

31 December 2011	Up to 1 month	1 to 3 months	More than 3 months up to 1 year	1 to 5 years	More than 5 years	Total
Assets
Cash in hand, balances with central banks	242 980					242 980
Available-for-sale financial assets	605 694	619 482	1 053 485	1 087 031	562 284	3 927 976
Loans and advances to credit institutions and to customers
Loans	37 356	123 532	1 676 325	5 500 479	6 571 354	13 909 046
Advances	4 725 682	242 263				4 967 945
Financial assets held to maturity	16 320	14 194	150 574	1 140 044	1 720 605	3 041 736
Sub-total of assets	5 628 032	999 471	2 880 383	7 727 554	8 854 243	26 089 683

Liabilities
Amounts owed to credit institutions and to customers	70 794					70 794
Debt securities in issue	2 297 191	992 271	1 273 914	13 721 033	4 518 174	22 802 583
Deposits of guarantees received	1 699 340					1 699 340
Selective Trust Account (STA)	80 285					80 285
Sub-total of liabilities	4 147 610	992 271	1 273 914	13 721 033	4 518 174	24 653 001
Off-balance sheet
Financing commitments	281 280	369 200	1 119 520	1 554 519	526 996	3 851 515
Term financial instruments
To be received	2 439 574	752 985	1 467 428	14 646 903	2 942 788	22 249 678
To be paid	(2 293 211)	(712 928)	(1 176 851)	(12 970 897)	(2 711 210)	(19 865 097)
Sub-total of off-balance sheet	427 642	409 258	1 410 096	3 230 525	758 573	6 236 095
Total by maturity 2011	1 908 064	416 458	3 016 566	(2 762 954)	5 094 642	7 672 777

FINANCIAL STATEMENTS 2012

3.	Operational risk

The CEB defines operational risk as the risk of the potential loss resulting from inadequate or failed internal processes, people and systems or from external events and includes legal risk. Moreover, the CEB, in its operational risk management process, takes into account reputational risks linked to its activities.

By deliberately choosing to apply the Basel Committee recommendations, the Bank has undertaken to assess constantly its operational risk and to implement the appropriate preventive measures. The system is reviewed at the meetings of the Committee for Organisation and Operational Risks (CORO) and the extent of operational risk is calculated and presented in the quarterly Risk Management Report.

The BIA (Basic Indicator Approach) method is adopted to calculate the operational risk charge against the Bank’s own funds. The CEB’s own funds are defined as subscribed capital, reserves, gains or losses recognised directly in equity and profit for the year. The Bank calculates this charge on the basis of the average net banking income over the previous three years.

At 31 December 2012, the operational risk charge amounted to € 21.6 million, up from € 20.8 million (restated) at year-end 2011.

4.	Capital management

In conformity with its Articles of Agreement (Article III), any European State (Member or non-Member State of the Council of Europe) and/or International Institution with a European focus may, upon the conditions established by the Governing Board, become a Member of the Bank.

The Bank issues participating certificates denominated in euros to which Members subscribe. Each certificate has the same nominal value of € 1 000.

The accession procedures consist in addressing a declaration to the Secretary General of the Council of Europe, containing a statement mentioning that the applicant endorses the Bank’s Articles of Agreement, in accordance with the financial conditions agreed on by the Governing Board. Any State becoming a member of the Bank shall confirm in its declaration its intention:

-	to accede at the earliest opportunity, to the Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe;

-

pending such accession, to apply the legal arrangements resulting from the Protocol to the property, assets and operations of the Bank and to grant to the organs and staff of the Bank the legal status resulting from the Protocol (Articles of Agreement, Article III).

The Governing Board establishes the provisions for the subscription and paying in of capital as well as provisions regarding any capital increase. The terms and conditions for the potential withdrawal of a Member State are defined in the CEB’s Articles of Agreement (article XV). The Bank has never received this kind of request. Based on this and according to the amended IAS 32 in February 2008, these securities are classified as equity instruments.

The subscription to the Bank’s capital and reserves shall be calculated based on the contribution rate of the applicant countries to the budget of the Partial Agreement of the Council of Europe on the CEB.

The Bank’s participating certificates are composed of paid-in capital and callable capital. The paid-in capital is the portion of the capital to be paid at the accession to the Bank upon the Governing Board’s decision following a proposal by the Administrative Council. With regard to the callable capital, it is worth mentioning that the Bank has never called any capital.

For CEB’s detailed capital situation as at 31 December 2012 please refer to appendix Note L “Capital”.

The Bank’s capital adequacy in terms of risks linked to its operations is assessed through a prudential framework organized around various ratios (see paragraph 5 below).

FINANCIAL STATEMENTS 2012

5.	Prudential framework

Although the CEB follows recommendations of the Basel Committee under the Basel II framework, its prudential framework is based on its own ratios and therefore these may not be compared to similar ratios used by other multilateral development banks.

■ Capital adequacy ratio ensures that CEB’s usable equity can absorb a reasonable amount of any potential loss arising from its lending activity. This ratio is calculated as follows:

Capital adequacy ratio =	Risk weighted loan portfolio
Usable equity

- Risk weighted loan portfolio: S [(principal + interest) x default probability]

- Usable equity: paid-in capital, reserves, gains or losses recognised directly in equity

The limit is fixed at 100% of CEB’s usable equity, i.e. € 2.1 billion. The ratio increased during the year from 30.7% (restated) at 31 December 2011 to 45.3% at 31 December 2012, following deterioration in the quality of the loan portfolio and an increase in the default probability.

■ Risk asset coverage ratio provides an additional limit on loans rated below investment grade and is used in conjunction with other prudential ratios in order to get a clearer picture of the CEB’s financial strengths and weaknesses. This ratio is calculated as follows:

Risk asset coverage ratio =	Loan Portfolio rated below investment grade
Sound equity

- Sound equity: paid-in capital, reserves, gains or losses recognised directly in equity, uncalled capital rated AAA/AA

The limit is fixed at 66% of CEB’s sound equity, i.e. € 3.0 billion. The ratio increased during the year from 72.4% (restated) at 31 December 2011 to 94.8% at 31 December 2012 as a consequence of the overall credit deterioration impacting both the portfolio rated below investment grade and the CEB’s sound equity. The risk asset coverage ratio exceeds its limit.

■ Strengthened liquidity ratio is designed to measure the Bank’s capacity to meet its net liquidity requirements. Net liquidity requirements take into account the total stock of projects awaiting financing and net cash flow for a three-year period. The liquidity ratio is said to be “strengthened” because the amount of default risk on loan portfolio rated below investment grade for the next three-year period is included in the net liquidity requirements. The Bank’s liquid assets are deposits and financial assets available for sale with a residual maturity of less than 18 months.

At 31 December 2012, the strengthened liquidity ratio, which fixes the minimum level of liquid assets at 50% of net liquidity requirements for the next three years, stood at 96.4%, against 128.8% at year-end 2011. This decrease stems from substantial loan disbursements (nearly € 1 billion) over the last six months and no long-term borrowing during the same period.

■ Indebtedness ratio is a supplementary indicator that compares the total debt outstanding after swap to the Bank’s own funds. The CEB’s own funds are defined as subscribed capital, reserves, gains or losses recognised directly in equity and profit for the year.

The limit is fixed at 4 (four times CEB’s own funds), i.e. € 28.5 billion. The ratio stood at 2.75 at 31 December 2012, down from 2.89 (restated) at 31 December 2011, as the increase in debt outstanding was largely offset by significant growth in the CEB’s own funds.

■ Portfolio ratio is another supplementary indicator that compares the total financial assets after swap to the Bank’s own funds. Total financial assets comprises the outstanding amounts in both securities portfolios (held-to-maturity and available-for-sale) and treasury transactions not in issue (bank deposits, repos).The CEB’s own funds are defined as subscribed capital, reserves, gains or losses recognised directly in equity and profit for the year.

The limit is fixed at 2 (twice CEB’s own funds) i.e. € 14.2 billion. The ratio stood at 1.37 at 31 December 2012, down from 1.41 (restated) at 31 December 2011, as the increase in financial assets was largely offset by significant growth in the CEB’s own funds.

FINANCIAL STATEMENTS 2012

Note C – Financial instruments at fair value through profit or loss and hedging derivative instruments

All the Bank’s micro-hedging financial derivative instruments for which the hedging relationship is not admitted by IAS 39 are recorded under the balance sheet headings “Financial assets at fair value through profit or loss” or “Financial liabilities at fair value through profit or loss”.

All the Bank’s micro-hedging operations recognised under IAS 39 are fair value hedges and are recorded in the balance sheet under the heading “Hedging derivative instruments”. These operations hedge the fair value of the fixed rate financial assets and liabilities (loans, available-for-sale assets, debt securities in issue).

Term financial instruments comprise interest rate, currency and forward exchange swaps. They are valued with a method referring to valuation models using observable parameters.

The following table represents the fair value, including interest, of these financial instruments.

In thousand euros

	31/12/2012		31/12/2011

	Positive market value	Negative market value	Positive market value	Negative market value

Financial instruments at fair value through profit or loss
Interest rate derivative instruments	3 545	(137)	603	(596)
Foreign exchange derivative instruments	1 197 130	(428 771)	1 657 565	(586 635)
Total	1 200 675	(428 908)	1 658 168	(587 231)

Hedging derivative instruments
Interest rate derivative instruments	445 045	(480 030)	248 818	(321 070)
Foreign exchange derivative instruments	957 338	(115 029)	975 325	(156 197)
Total	1 402 383	(595 059)	1 224 143	(477 267)

FINANCIAL STATEMENTS 2012

Note D – Financial assets and liabilities

Financial assets and liabilities are presented in the table below according to their accounting valuation rules and their fair values.

Conditions for loan disbursement are equivalent to those implemented by other financial institutions that operate on the supranational banks market. Reflecting its preferred creditor status, the Bank does not intend to sell this type of receivables. Furthermore, development of market rates has very little impact on the fair value of these operations as the majority of loans are at variable interest rate (including hedging transactions). The Bank therefore estimates that the fair value of these assets corresponds to their net carrying value (the unrealised plus value shown as at 31 December 2011 is purely theoretical).

In thousand euros
31 December 2012	At fair value through profit or loss	At fair value through equity	Amortised cost	Carrying value	Fair value

Assets
Cash in hand, balances with central banks			327 373	327 373	327 373
Financial assets at fair value through profit or loss	1 200 675			1 200 675	1 200 675
Hedging derivative instruments	1 402 383			1 402 383	1 402 383
Available-for-sale financial assets		4 930 030		4 930 030	4 930 030
Loans and advances to credit institutions and to customers			16 469 632	16 469 632	16 469 632
Financial assets held to maturity			2 477 909	2 477 909	2 748 805

Total assets	2 603 058	4 930 030	19 274 914	26 808 002	27 078 898

Liabiliti es
Financial liabilities at fair value through profit or loss	428 908			428 908	428 908
Hedging derivative instruments	595 059			595 059	595 059
Amounts owed to credit institutions and to customers			83 352	83 352	83 352
Debt securities in issue			21 558 288	21 558 288	21 568 172
Selective Trust Account (STA)			77 654	77 654	77 654

Total liabilities	1 023 967		21 719 294	22 743 261	22 753 145

In thousand euros
31 December 2011	At fair value through profit or loss	At fair value through equity	Amortised cost	Carrying value	Fair value

Assets
Cash in hand, balances with central banks			242 980	242 980	242 980
Financial assets at fair value through profit or loss	1 658 168			1 658 168	1 658 168
Hedging derivative instruments	1 224 143			1 224 143	1 224 143
Available-for-sale financial assets		3 649 876		3 649 876	3 649 876
Loans and advances to credit institutions and to customers			17 003 413	17 003 413	17 240 687
Financial assets held to maturity			2 267 665	2 267 665	2 288 856

Total assets	2 882 311	3 649 876	19 514 058	26 046 245	26 304 710

Liabilities
Financial liabilities at fair value through profit or loss	587 231			587 231	587 231
Hedging derivative instruments	477 267			477 267	477 267
Amounts owed to credit institutions and to customers			70 794	70 794	70 794
Debt securities in issue			20 958 367	20 958 367	21 693 869
Selective Trust Account (STA)			80 285	80 285	80 285

Total liabilities	1 064 498		21 109 446	22 173 944	22 909 446

None of the securities classified under the available-for-sale financial assets or financial assets held to maturity categories has been pledged in 2012 and 2011.

FINANCIAL STATEMENTS 2012

Note E – Market value measurement of financial instruments

In accordance with IFRS 7, the Bank shall disclose the financial instruments using a three-level hierarchy reflecting the reliability of their valuation basis.

Level 1 – Financial instruments with quoted market price

Level 2 – Financial instruments measured using valuation techniques based on observable data

Level 3 – Financial instruments measured using valuation techniques based on unobservable data

All operations shown below are valued with a level 1 or 2 reliability.

In thousand euros
31/12/2012

	Level 1	Level 2	Level 3	Total
Assets
Financial instruments at fair value through profit or loss		1 200 675		1 200 675
Hedging derivative instruments		1 402 383		1 402 383
Available-for-sale financial assets	4 430 683	499 347		4 930 030
Liabilities
Financial instruments at fair value through profit or loss		428 908		428 908
Hedging derivative instruments		595 059		595 059

In thousand euros
31/12/2011

	Level 1	Level 2	Level 3	Total
Assets
Financial instruments at fair value through profit or loss		1 658 168		1 658 168
Hedging derivative instruments		1 224 143		1 224 143
Available-for-sale financial assets	3 649 876			3 649 876
Liabilities
Financial instruments at fair value through profit or loss		587 231		587 231
Hedging derivative instruments		477 267		477 267

FINANCIAL STATEMENTS 2012

Note F – Loans and advances to credit institutions and to customers

This heading covers loans to credit institutions and to customers as well as deposits to credit institutions.

In thousand euros
Breakdown of loans by category of borrower	31/12/2012	31/12/2011
Loans to credit institutions
Loans	6 792 344	6 821 882
Interest receivable	13 732	21 504
Unpaid receivables	870	657
Depreciation of loans to credit institutions (*)	(1 871)	(1 859)
Sub-total	6 805 075	6 842 184
Loans to customers
Loans	5 338 705	5 253 107
Interest receivable	24 934	30 409
Sub-total	5 363 639	5 283 516
Value adjustment of loans hedged by derivative instruments	279 812	158 210
Total loans	12 448 526	12 283 910
Other loans and advances
Advances repayable on demand	167 458	2 391
Advances with agreed maturity dates or periods of notice	3 852 763	4 712 998
Sub-total	4 020 221	4 715 389
Interest receivable	885	4 114
Total other advances	4 021 106	4 719 503

(*) Change in this balance concerns accrued interest of an impaired loan

At 31 December 2012, loans are guaranteed up to the amount of € 4 288 million (31 December 2011: € 3 802 million). These guarantees could be either in the form of securities or signed commitments.

FINANCIAL STATEMENTS 2012

The breakdown of outstanding loans and financing commitments by borrower country, whether subsidised or not by the Selective Trust Account, is included in the table below.

Outstanding loans and financing commitments subsidised by the Selective Trust Account are presented under Note J.

						In thousand euros
	Outstanding				Financing commitments

Breakdown by borrowers’ country location	31/12/2012%		31/12/2011%		31/12/2012	31/12/2011
Poland	1 490 833	12.29	1 354 364	11.22	512 444	502 604
Hungary	1 323 897	10.91	1 242 756	10.29	24 698	185 134
Spain	1 179 529	9.72	1 145 901	9.49	230 000	195 000
Romania	922 361	7.60	888 863	7.36	262 929	332 929
Turkey	892 113	7.35	822 782	6.81	384 154	550 196
France	868 807	7.16	824 881	6.83	202 500	162 500
Italy (1)	723 393	5.96	732 219	6.06		218 900
Cyprus	626 877	5.17	651 662	5.40	229 049	251 049
Germany (2)	592 768	4.89	746 696	6.18	102 600	165 400
Belgium	573 294	4.73	349 750	2.90	35 000	325 000
Portugal	432 221	3.56	552 098	4.57	245 000	245 000
Finland	355 292	2.93	483 042	4.00	100 000	100 000
Croatia	271 037	2.23	246 965	2.04	125 759	53 596
Sweden (3)	251 368	2.07	290 545	2.41
Denmark	233 333	1.92	256 667	2.13
Iceland	212 429	1.75	233 626	1.93		10 173
Slovenia	155 019	1.28	145 830	1.21	20 000	40 000
Latvia	138 245	1.14	159 967	1.32	25 000	25 000
Albania	108 238	0.89	100 550	0.83	6 934	15 622
Lithuania	100 743	0.83	50 618	0.42	47 000	102 000
Bulgaria	99 615	0.82	72 682	0.60	27 500	28 000
Ireland	89 458	0.74	97 823	0.81	50 000	50 000
Slovak Republic	83 874	0.69	41 460	0.34	25 000	25 000
Greece	83 534	0.69	195 707	1.62
Serbia	70 481	0.58	73 166	0.61	158 000	53 600
Bosnia and Herzegovina	59 659	0.49	68 625	0.57	19 300	19 364
Malta	58 050	0.48	68 150	0.56
“the former Yugoslav Republic of Macedonia”	48 225	0.40	38 753	0.32	108 961	118 650
Czech Republic	35 106	0.29	30 257	0.25	39 158	45 000
Estonia	28 498	0.23	22 667	0.19		7 258
Moldova (Republic of)	13 441	0.11	10 337	0.09	19 636	9 540
Montenegro	9 079	0.07	10 000	0.08		15 000
San Marino	232	0.01	581	0.01
Norway			65 000	0.54
Total	12 131 049	100.00	12 074 990	100.00	3 000 622	3 851 515

(1) of which € 502 million outstanding in favour of target countries as at 31 December 2012 (31 December 2011 : € 459 million)

(2) of which € 213 million outstanding in favour of target countries as at 31 December 2012 (31 December 2011 : € 247 million)

(3) of which € 100 million outstanding in favour of target countries as at 31 December 2012 (31 December 2011 : € 100 million)

FINANCIAL STATEMENTS 2012

In thousand euros
	Outstanding				Financing commitments

Breakdown by sector-based activities	31/12/2012%		31/12/2011%		31/12/2012	31/12/2011
Strengthening social integration

Aid to refugees, migrants and displaced populations	87 783		110 304		70 000	5 000
Social housing for low-income persons	2 410 993		2 381 164		213 815	561 192
Creation and preservation of viable jobs	2 661 730		2 541 085		484 915	640 864
Improving living conditions in urban and rural areas	1 709 362		1 480 723		304 464	431 102
Sub-total	6 869 868	57	6 513 276	54	1 073 194	1 638 158

Managing the environment

Natural or ecological disasters	760 586		723 649		403 621	518 286
Protection of the environment	1 933 155		1 983 695		748 138	846 048
Protection and rehabilitation of the historic and cultural heritage	207 813		208 207		37 045	54 879
Sub-total	2 901 554	24	2 915 551	24	1 188 804	1 419 213

Supporting public infrastructure with a social vocation

Education and vocational training	1 495 775		1 676 413		475 387	502 340
Health	845 670		953 432		188 064	220 894
Infrastructures of administrative and judicial public services	18 182		16 318		75 173	70 910
Sub-total	2 359 627	19	2 646 163	22	738 624	794 144
Total	12 131 049	100	12 074 990	100	3 000 622	3 851 515

FINANCIAL STATEMENTS 2012

Note G – Tangible and intangible assets

In thousand euros

	Land and buildings	Fixtures	Other	Intangible assets	Total
Gross book value
At 1 January 2012	23 748	16 914	7 111	7 529	55 302
Additions	12 596	1 406	345	899	15 246
Disposals			(205)		(205)
At 31 December 2012	36 344	18 320	7 251	8 428	70 343
Depreciation
At 1 January 2012		(12 158)	(6 000)	(5 248)	(23 406)
Charge for the year		(1 026)	(464)	(743)	(2 233)
Disposals			205		205
At 31 December 2012		(13 184)	(6 259)	(5 991)	(25 434)
Net book value
At 31 December 2012	36 344	5 136	992	2 437	44 909

In thousand euros

	Land and buildings	Fixtures	Other	Intangible assets	Total
Gross book value
At 1 January 2011	23 748	15 531	6 532	6 981	52 792
Additions		1 383	661	548	2 592
Disposals			(82)		(82)
At 31 December 2011	23 748	16 914	7 111	7 529	55 302
Depreciation
At 1 January 2011		(11 313)	(5 607)	(4 575)	(21 495)
Charge for the year		(845)	(475)	(673)	(1 993)
Disposals			82		82
At 31 December 2011		(12 158)	(6 000)	(5 248)	(23 406)
Net book value
At 31 December 2011	23 748	4 756	1 111	2 281	31 896

FINANCIAL STATEMENTS 2012

Note H – Other assets and other liabilities

In thousand euros

	31/12/2012	31/12/2011
Other assets
Prepaid expenses	2 005	1 881
Sundry debtors	1 980	2 823
Sundry assets	680	337
Total	4 665	5 041
Other liabilities
Deposits of guarantees received (*)	1 686 314	1 700 006
Sundry creditors	4 203	4 179
Sundry liabilities	2 900	1 077
Total	1 693 417	1 705 262

(*) In relation to collateralisation contracts, the Bank benefits from guarantees received in the form of deposits or securities. As at 31 December 2012, the Bank received € 1 686.3 million of guarantees in the form of deposits (31 December 2011: € 1 700.0 million) and € 905.7 million in the form of securities (31 December 2011: € 763.4 million).

Note I – Amounts owed to credit institutions and to customers and debt securities in issue

In thousand euros

	31/12/2012	31/12/2011
Amounts owed to credit institutions and to customers
Interest-bearing accounts	83 352	70 794
of which European Union	60 639	65 170
Total	83 352	70 794

Debt securities in issue
Bonds	19 018 005	19 453 393
Euro Commercial Paper	1 196 576	390 067
Interest payable	312 248	387 753
Value adjustment of debt securities in issue hedged by derivative instruments	1 031 459	727 154
Total	21 558 288	20 958 367

FINANCIAL STATEMENTS 2012

Development of customers’ interest-bearing accounts

In thousand euros
Programme/Instrument designation & purpose of the fiduciary accounts	Account Name		Donor(s)	Opening year	Contributions received	31/12/2012	31/12/2011
Programme / Instrument : Energy Efficiency Finance Facility
Environmental protection and energy efficiency in Croatia, Bulgaria, Romania and Turkey	Energy Efficiency Finance Facility 2006 Special Account		European Union	2007	23 000	7 318	9 014
Environmental protection and energy efficiency in Croatia, Bulgaria, Romania and Turkey with increased focus on countries under Instrument for Pre-Accession (IPA)	Energy Efficiency Finance Facility 2007 Special Account		European Union	2008	5 000	4 155	4 126
ENPI / Neighbourhood Investment Facility (NIF)
To support project 1620-Clinical Hospital Chisinau	EU Contribution - F/P 1620 MD Republican Clinical Hospital		European Union	2009	95	90	90
EU Municipal Finance Facility
Partial financing of infrastructural projects in favour of the municipalities of 10 Central and Eastern European countries, also applicant countries to European Union accession at the time of the project (Bulgaria, Czech Republic, Estonia, Hungary, Latvia, Lithuania, Poland, Romania, Slovak Republic and Slovenia)	EU Municipal Finance Facility Special Account		European Union	2004	14 000	3 752	3 735
	EU Municipal Finance Facility 2003 Special Account		European Union	2005	5 000	791	955
	Municipal Finance Facility (MFF) 2005 Special Account		European Union	2007	3 000	3 369	3 346
	EU Municipal Finance Facility 2006, Special Account Bulgaria, Croatia, Romania and Turkey		European Union	2007	5 000		12
Instrument for Pre-Accession (IPA)
Partial financing of investments projects in Albania, Bosnia and Herzegovina and Serbia within the framework of the European Commission’s Instrument for Pre-Accession (IPA)	IPF 2008 Municipal Window Special Account		European Union	2009	3 777	703	2 787
Partial financing of rural roads in Albania	IPA 2009 Rural Roads Albania Special Account		European Union	2010	6 300	6 180	6 137
Partial financing of water supply and sewerage systems in Albania	IPA 2009 Water Supply Kamza Albania Special Account		European Union	2010	2 450	2 412	2 439
Intelligent Energy Europe
To support energy efficiency investments through grants (EU “20-20-20 Initiative” )	CEB-ELENA		European Union	2012	1 000	1 002
IPA / WBIF
Investment grant to support project 1689 (Health sector in the former Yugoslav Republic of Macedonia)	EWBJF-HEALTH PROVIDERS FYROM-PHASE1	(1)	EWBJF	2012	3 000
Investment grant to support project 1611 (Education in the former Yugoslav Republic of Macedonia)	EWBJF-PHYSICAL EDUCATION1-FYROM1611	(1)	EWBJF	2012	1 000
Investment grant to support project 1732 (Education in the former Yugoslav Republic of Macedonia)	EWBJF-PHYSICAL EDUCATION2-FYROM1732	(1)	EWBJF	2012	2 000
Technical assistance grant to support project 17208 (Environment - Tirana Landfill in Albania)	EWBJF-TIRANA REGIONAL LANDFILL		EWBJF	2012	550	535
IPA /REGIONAL HOUSING PROGRAMME
To finance Regional Housing Programme in Bosnia and Herzegovina, Croatia, Montenegro, Serbia	RHP FUND REGIONAL ACCOUNT	(2)	USA	2012	7 816	7 618
To finance Regional Housing Programme in Bosnia and Herzegovina, Montenegro, Serbia	RHP FUND SUB-REGIONAL ACCOUNT	(2)	Norway	2012	5 458	5 320
To finance Regional Housing Programme in Bosnia and Herzegovina	RHP FUND SUB-REGIONAL ACCOUNT-BIH	(2)	Germany	2012	2 700	2 632
REGIONAL HOUSING PROGRAMME (RHP)
To support setting up of the RHP Fund and technical assistance	PREPARATION OF RHP AND RHP FUND		European Union	2012	1 556	376
To finance costs associated with the Regional Housing Programme	SPECIAL ACCOUNT RHP REP OF CYPRUS		Cyprus	2012	50	49
To finance costs associated with the Regional Housing Programme	SPECIAL ACCOUNT RHP ROMANIA		Romania	2012	50	49
To finance costs associated with the Regional Housing Programme	SPECIAL ACCOUNT RHP SLOVAK REPUBLIC		Slovak Republic	2012	40	39

FINANCIAL STATEMENTS 2012

In thousand euros
Programme/Instrument designation & purpose of the fiduciary accounts	Account Name		Donor(s)	Opening year	Contributions received	31/12/2012	31/12/2011
SME Finance Facility Phase 2 Special Fund
Partial financing of productive investment projects designed to create or safeguard jobs in SMEs located in 13 of the CEB member countries in Central and Eastern Europe	EC Contribution Fund Phare Account		European Union	2001	49 000	8 628	8 568
	SME Finance Facility (SMEFF) 2002 Special Account		European Union	2004	14 895	2 970	2 949
	SME Finance Facility (SMEFF) 2003 Special Account		European Union	2005	15 000	6 519	6 473
	SME Finance Facility (SMEFF) 2005 Special Account		European Union	2006	8 350	5 457	5 796
	SME Finance Facility (SMEFF) 2006 Special Account, Bulgaria, Croatia, Romania and Turkey		European Union	2007	20 000	4 379	6 224
WBIF
To finance technical assistance on project 1688 (State Prison in Bosnia and Herzegovina)	EU Contribution-F/P 1688 BA State Prison		European Union	2009	2 560	2 538	2 520
Other fiduciary accounts
To support priority project 1688 in Bosnia and Herzegovina (State Prison)	Special Account Sweden		Embassy of Sweden	2010	1 099	1 064	1 057
To finance assistance activities, in particular technical assistance to support social and economic reforms in the Western Balkan countries	Norway Trust Account (NTA)		Norway	2003	3 000	226	535

Assistance instrument aimed at supporting the consolidation of the Rule of Law and the European system of human rights protection in Europe, set up in 2008 in collaboration with the Council of Europe. This trust fund is financed through contributions from several Member States	Human Rights Trust Fund (HRTF)	(3)	Norway, Germany, the Netherlands Finland, Switzerland, United Kingdom	2008	9 074	3 710	2 443
To promote social cohesion in Europe	Spanish Social Cohesion Account		Spain	2009	2 000	1 471	1 588
Total						83 352	70 794

(1)	Accounts opened, funded and fully used in 2012
(2)	Multi-donor account
(3)	Detail of contributions made by donors to the HRTF (in thousand €)

Norway	3 100
Germany	3 400
Netherlands	1 350
Finland	500
Switzerland	402
United Kingdom	322

FINANCIAL STATEMENTS 2012

Note J – Selective Trust Account (STA)

- General operating principles

Interest rate subsidies are the basis of the underlying operating principle of this account. The Selective Trust Account covers the interest rate differential between the rate usually applied by the Bank and the rate proposed to the borrower. The account may also be used to make donations.

A project financed by the Bank may, following the Governor’s proposal, be granted rate subsidies relative to the STA after a case by case approval from the Administrative Council. The STA resources are invested in projects with high social value and within eligible countries.

Any proposal for an interest rate subsidy is specified in the loan application submitted by the Governor to the Administrative Council for approval.

- Funding

The STA is supplied with:

a)	Grants received from the CEB’s Member States through dividends of a social nature allocated at the time of the Bank’s appropriation of annual profits

b)	Voluntary contributions from Member States of the Bank

c)	Voluntary contributions from the Council of Europe Members

d)	Voluntary contributions from non-Member States of the Council of Europe or international institutions upon approval from the Governing Board and the Administrative Council

e)

Voluntary contributions from the CEB: in 2011 and in 2012, the Bank transferred directly to the STA the voluntary contributions of the Governing Board’s Chairperson, i.e. his waived allowances for the periods 18 till 31 December 2011 and 1 January 2012 till 31 March 2012.

FINANCIAL STATEMENTS 2012

- Accounting treatment

The STA is divided into two sub-accounts:

-

Member States sub-account recording the amount of available funds: contributions received as well as interest on the STA’s funds are recorded on the credit side; donations granted and total interest rate subsidies granted on the day of disbursement of every loan concerned are recorded on the debit side.

-

Subsidised projects’ sub-account recording interest rate subsidies: the amount of interest rate subsidies recorded under credit in the Bank’s income statement is recorded on the debit side simultaneously with interest payments made by the borrower; interest rate subsidies granted on the day of disbursement of the subsidised loan are recorded on the credit side.

In thousand euros

1)	Member States sub-account	Debit	Credit
	Balance as at 1 January 2011		47 256
	Payment by Member States for the financial year 2010		5 000
	Contributions of the CEB (*)		2
	Credit interest paid into the STA		2 182
	Subsidies on disbursed loans	2 929
	Donations granted	613
	Balance as at 31 December 2011 (a)		50 898
	Payment by Member States for the financial year 2011		1 000
	Contributions of the CEB (*)		11
	Credit interest paid into the STA		2 152
	Subsidies on disbursed loans	3 050
	Donations granted	876
	Balance as at 31 December 2012 (b)		50 135

2)	Subsidised projects sub-account

	Balance as at 1 January 2011		31 477
	Subsidies on loans disbursed in 2011		2 929
	Payment of subsidies	5 019
	Balance as at 31 December 2011 (c)		29 387
	Subsidies on loans disbursed in 2012		3 050
	Payment of subsidies	4 918
	Balance as at 31 December 2012 (d)		27 519

STA as at 31 December 2011 (a) + (c)			80 285

STA as at 31 December 2012 (b) + (d)			77 654

(*) The Bank transferred directly to the STA the voluntary contributions of the Governing Board’s Chairperson, i.e. his waived allowances for the periods 18 December 2011 till 31 December 2011 and 1 January 2012 till 31 March 2012.

FINANCIAL STATEMENTS 2012

Donations

Since its creation in 1995, donations for a total amount of € 14.9 million have been granted from the STA at the end of 2012 (2011: € 14.0 million).

The following is the breakdown of donations granted during the last two financial years:

In thousand euros

Payments	2012		2011
Moldova (Republic of) : Save Blood Transfusion Programme		500
Montenegro : Roma refugees Konik Settlement		400
Georgia (Council of Europe) : repayment		(24)
Montenegro (UNHCR) : project aimed at improving the living conditions of refugees families in Montenegro				616
Georgia (Council of Europe) : repayment				(2)
Haiti (UNICEF) : repayment / emergency aid to the victims of the earthquake in Haiti: education, health, nutrition, protection and water, cleansings and hygiene (WASH – Water, Sanitation and Hygiene)				(1)
Total		876		613

Loans outstanding and financing commitments by country with STA interest rate subsidies

In thousand euros
	Outstanding		Financing commitments

Breakdown by borrowers’ country location	31/12/2012	31/12/2011	31/12/2012	31/12/2011
Romania	286 435	303 754	22 671	22 672
Hungary	146 087	159 447
Turkey	130 000	70 000	120 000	180 000
Albania	101 786	93 940	6 934	15 621
Croatia	80 037	105 959
Poland	65 324	51 022	214 000	238 000
Serbia	27 992	28 500		21 100
Bosnia and Herzegovina	18 799	19 010	19 300	19 364
Moldova (Republic of)	13 441	10 337	19 636	9 540
Bulgaria	11 686	12 893
“the former Yugoslav Republic of Macedonia”	5 747	5 000		20 350
Lithuania	4 808	5 358
Slovak Republic	4 184	7 347
Slovenia		598
Total	896 326	873 165	402 541	526 647

These outstanding loans are included in the Bank’s loan portfolio (Note F).

FINANCIAL STATEMENTS 2012

Note K - Provisions

The Bank administers a pension scheme and other related post-employment benefits (particularly medical insurance). The amount of commitment in relation to the various post-employment benefits is determined separately using the projected unit credit actuarial valuation method. The last actuarial valuation was carried out on 31 December 2012 based on individual data as at 30 June 2012.

The Bank set up these provisions in accordance with the revised IAS 19, with early application at 1 January 2012. Following the IASB’s decision regarding the first retroactive application in accordance with IAS 8 “Accounting Policies, Changes in Accounting Estimates and Errors”, comparative information has been prepared for 2011. The amount recorded as a correction as at 1 January 2011 amounts to € 13 837 thousand for the pension scheme and € 3 457 thousand for the other post-employment benefits.

Thus, the Bank set up the following provisions with respect to post-employment benefits:

In thousand euros
	31/12/2012	31/12/2011 Restated (*)	01/01/2011 Restated (*)
Provision for pension commitments	120 208	86 584	80 414
Provision for other post-employment benefits	39 051	24 397	19 428
Total	159 259	110 981	99 842

(*) In accordance with the anticipated application of the revised IAS 19, the CEB restated the accounting figures as at 1 January 2011 and 31 December 2011. The changes are detailed in Note A paragraph 9.

Pension scheme

The following is the pension scheme financial situation:

In thousand euros
	31/12/2012	31/12/2011 Restated (*)
Financial situation as at 31 December
Provision movements
Provision as at 1 January	86 584	66 577
Impact of change in accounting policy (revised IAS 19)		13 837
Provision as at 1 January restated	86 584	80 414
Service cost	5 147	5 071
Interest cost related to discounted commitments	3 810	3 205
Book charge for the year	8 957	8 276
Changes in actuarial differences for the period	25 913	(950)
Benefits paid	(1 246)	(1 156)
Provision as at 31 December	120 208	86 584

Changes in actuarial differences
Balance as at 1 January	12 887	13 837
Actuarial differences from liabilities for the period - impact of data	(2 585)	(1 222)
Actuarial differences from liabilities for the period - impact of assumptions	28 498	272
Sub-total	25 913	(950)
Balance as at 31 December	38 800	12 887

(*) In accordance with the anticipated application of the revised IAS 19, the CEB restated the accounting figures as at 1 January 2011 and 31 December 2011. The changes are detailed in Note A paragraph 9.

FINANCIAL STATEMENTS 2012

The main assumptions used in assessing the commitment relative to the pension scheme are shown below:

Other information	2012	2011
Interest discount rate	3.00%	4.40%
Inflation rate	2.00%	2.00%
Pensions revaluation rate	2.00%	2.00%
Salary increase rate	2.30%	4.00%
Staff average remaining working life as at 31 December	13	13
Average retirement age	63	63

Pension scheme - related post-employment benefits

The following is the financial situation with respect to pension scheme-related commitments:

In thousand euros
	31/12/2012	31/12/2011 Restated (*)
Financial situation as at 31 December
Provision movements
Provision as at 1 January	24 397	15 971
Impact of change in accounting policy (revised IAS 19)		3 457
Provision as at 1 January restated	24 397	19 428
Service cost	1 582	1 354
Interest cost related to discounted commitments	1 073	867
Book charge for the year	2 655	2 221
Changes in actuarial differences for the period	12 176	2 886
Benefits paid	(177)	(138)
Provision as at 31 December	39 051	24 397
Changes in actuarial differences
Balance as at 1 January	6 343	3 457
Actuarial differences from liabilities for the period - impact of data	438	(50)
Actuarial differences from liabilities for the period - impact of assumptions	11 738	2 936
Sub-total	12 176	2 886
Balance as at 31 December	18 519	6 343

(*) In accordance with the anticipated application of the revised IAS 19, the CEB restated the accounting figures as at 1 January 2011 and 31 December 2011.The changes are detailed in Note A paragraph 9.

The economic assumptions used in assessing the commitments relative to related benefits are similar to those used for the pension scheme.

The Bank’s commitment related to medical insurance for pensioners was valuated on the basis of a 6.00% adjustment rate of the Bank’s contributions.

FINANCIAL STATEMENTS 2012

Sensitivity test

The table below provides information on the sensitivity of the commitment (Projected Benefit Obligation - PBO) relating to the post-employment benefits as evaluated at 31 December 2012, as well as the service cost for the year, the interest cost and the estimated benefits for the year 2013, calculated based on a variation of discount rate assumption of +/-0.25%:

In thousand euros

Pension scheme	PBO 31/12/2012	Service cost 2013	Interest cost on PBO 2013	Interest on service cost 2013	Estimated benefits 2013	PBO 31/12/2013
Discount rate +0.25%	114 281	6 468	3 714	210	(2 953)	121 720
Discount rate -0.25%	126 569	7 228	3 481	199	(2 960)	134 516

At 31 December 2012, a decrease in the discount rate of 0.25% would have resulted in an increase of the pension commitment of 5.3%. A 0.25% increase in the discount rate would have resulted in a decrease of this commitment of 4.9% at this date.

In thousand euros

Pension scheme - related post-employment benefits	PBO 31/12/2012	Service cost 2013	Interest cost on PBO 2013	Interest on service cost 2013	Estimated benefits 2013	PBO 31/12/2013
Discount rate +0.25%	36 547	2 266	1 188	74	(245)	39 829
Discount rate -0.25%	41 772	2 632	1 149	72	(245)	45 380

At 31 December 2012, a decrease in the discount rate of 0.25% would have resulted in an increase of the commitment relating to other post-employment benefits of 7.0%. A 0.25% increase in the discount rate would have resulted in a decrease of this commitment of 6.4% at this date.

FINANCIAL STATEMENTS 2012

Note L – Capital

Following a recommendation by the Administrative Council, on 4 February 2011 the Governing Board has approved the Bank’s 6th capital increase [Resolution 386 (2011)] which entered into force on 31 December 2011. The subscription rate reached 98%, therefore exceeding the minimum threshold of 67%. The subscription period ran until 31 December 2012.

At 31 December 2012, registered subscriptions amount to € 2 162 210 thousand (31 December 2011: € 1 649 063 thousand), of which € 241 951 thousand (31 December 2011: € 184 530 thousand) were called and paid up by incorporation of reserves. The Bank’s subscribed capital has thus increased to € 5 465 660 thousand at 31 December 2012 from € 4 952 513 thousand at 31 December 2011.

Capital breakdown by Member State is presented below:

In thousand euros

Members	Subscribed capital	Uncalled capital	Called capital	Percentage of subscribed capital
Germany	915 770	814 114	101 656	16.755%
France	915 770	814 114	101 656	16.755%
Italy	915 770	814 114	101 656	16.755%
Spain	597 257	530 958	66 299	10.927%
Turkey	388 299	345 197	43 102	7.104%
Netherlands	198 813	176 743	22 070	3.637%
Belgium	164 321	146 083	18 238	3.006%
Greece	164 321	146 083	18 238	3.006%
Portugal	139 172	123 724	15 448	2.546%
Sweden	139 172	123 724	15 448	2.546%
Poland	128 260	114 023	14 237	2.347%
Denmark	89 667	79 712	9 955	1.641%
Finland	69 786	62 039	7 747	1.277%
Norway	69 786	62 039	7 747	1.277%
Bulgaria	62 459	55 526	6 933	1.143%
Romania	59 914	53 264	6 650	1.096%
Switzerland	53 824	43 229	10 595	0.985%
Ireland	48 310	42 948	5 362	0.884%
Hungary	44 788	39 816	4 972	0.819%
Czech Republic	43 037	38 260	4 777	0.787%
Luxembourg	34 734	30 878	3 856	0.635%
Serbia	25 841	22 973	2 868	0.473%
Croatia	21 376	19 003	2 373	0.391%
Cyprus	19 882	17 676	2 206	0.364%
Slovak Republic	18 959	16 854	2 105	0.347%
Albania	13 385	11 899	1 486	0.245%
Latvia	12 808	11 387	1 421	0.234%
Estonia	12 723	11 311	1 412	0.233%
“the former Yugoslav Republic of Macedonia”	12 723	11 311	1 412	0.233%
Lithuania	12 588	11 191	1 397	0.230%
Slovenia	12 295	10 930	1 365	0.225%
Iceland	10 144	9 018	1 126	0.186%
Malta	10 144	9 018	1 126	0.186%
Georgia	9 876	8 780	1 096	0.181%
Bosnia and Herzegovina	9 689	8 614	1 075	0.177%
Montenegro	6 584	5 853	731	0.120%
Moldova (Republic of)	5 488	4 878	610	0.100%
San Marino	4 867	4 206	661	0.089%
Liechtenstein	2 921	2 374	547	0.053%
Holy See	137	107	30	0.003%
Total 2012	5 465 660	4 853 971	611 689	100.000%
Total 2011	4 952 513	4 398 245	554 268

Earnings per participating certificate for 2012 amount to € 22.00 (€ 21.59 for 2011 restated).

FINANCIAL STATEMENTS 2012

Note M – Interest margin

Income and expenses are accounted for in accordance with the effective interest rate method (interest, commissions and charges).

Changes in value calculated exclusive of accrued interest on financial instruments are accounted for under “Net gains or losses from financial instruments at fair value through profit or loss” (Note O).

Interest income and expenses from fair value hedging derivatives are shown together with the income and expenses arising from those items for which they provide risk coverage.

In thousand euros
	2012	2011 Restated (*)
Available-for-sale financial assets
Securities transactions	61 826	75 690
Hedging derivatives	(19 622)	(13 557)
Sub-total	42 204	62 133
Loans and advances to credit institutions and to customers
Loans (exclusive of interbanking)	252 819	279 662
Hedging derivatives	(104 081)	(79 583)
Advances	18 803	41 024
Sub-total	167 541	241 103
Financial assets held to maturity
Securities transactions	94 301	90 969
Sub-total	94 301	90 969
Amounts owed to credit institutions and to customers
Deposits	(2)	(64)
Interest-bearing accounts	(7 288)	(12 491)
Sub-total	(7 290)	(12 555)
Debt securities in issue
Bonds	(692 017)	(807 634)
Hedging derivatives	557 749	571 003
Sub-total	(134 268)	(236 631)
Other interest expenses and similar charges	(4 884)	(4 071)
Interest margin	157 604	140 948

(*) In accordance with the anticipated application of the revised IAS 19, the CEB restated the accounting figures for the period 2011. The changes are detailed in Note A paragraph 9.

FINANCIAL STATEMENTS 2012

Note N – Segment information

The CEB is a multilateral development bank with a social vocation. It grants loans to finance projects in its Member States. This activity is funded by public issues and private placements.

Within this ambit, the Bank holds a single operational field of activity. It intervenes in geographical areas where its contribution is most needed, particularly in central and eastern European countries, which constitute the target group countries.

Its activity of project financing is conducted exclusively in Europe. However, for other financial operations, in particular its public issues, the CEB operates in Europe as well as in other continents. Therefore, these operations are not shown in the table below.

The headquarters belonging to the Bank are situated in Paris, France. The CEB does not own any other property besides its Paris headquarters.

The interest on loans is broken down by borrowers’ country location as follows:

In thousand euros

Breakdown by borrowers’ country location	2012	2011

Poland	48 566	46 241
Hungary	30 475	31 088
Romania	22 954	20 991
Turkey	21 987	19 307
Cyprus	11 119	13 403
Croatia	9 977	10 641
Lithuania	3 831	2 050
Malta	2 996	3 476
Albania	2 902	2 518
Latvia	2 604	3 320
Slovenia	2 216	2 948
Serbia	1 740	1 654
Bulgaria	1 569	1 576
Bosnia and Herzegovina	1 568	1 983
Slovak Republic	968	546
“the former Yugoslav Republic of Macedonia”	836	861
Estonia	786	471
Moldova (Republic of)	514	467
Czech Republic	390	489
Montenegro	178	162
Sub-total target group countries	168 176	164 192

Spain	12 917	18 173
Germany	10 350	11 938
Belgium	9 920	4 352
Portugal	9 025	9 895
France	8 629	14 053
Greece	6 724	11 513
Italy	6 248	9 648
Finland	4 496	12 465
Iceland	2 701	2 913
Sweden	2 068	2 450
Denmark	1 706	3 416
Ireland	1 129	1 769
Norway	395	874
San Marino	16	34
Sub-total other countries	76 324	103 493

Target group countries through other countries	8 319	11 977

Total	252 819	279 662

Outstanding loans by country are presented in Note F.

FINANCIAL STATEMENTS 2012

Note O – Net gains or losses from financial instruments at fair value through profit or loss

Net gains from financial instruments at fair value through profit or loss cover the profit and loss items relative to financial instruments, except for the interest income and charges presented under “Interest margin” (Note M).

In thousand euros

	2012	2011

Net result from fair value hedging instruments	122 774	38 857
Revaluation of hedged items attributable to hedged risks	(126 527)	(38 306)
Result from financial instruments at fair value through profit or loss	3 462	3 136
Revaluation of exchange positions	(116)	101
Total	(407)	3 788

Note P – General operating expenses

In thousand euros

	2012	2011 Restated (*)

Staff costs
Wages and salaries	19 134	19 244
Social charges and pension costs	6 318	6 352
Other general operating expenses	8 456	8 733
Total	33 908	34 329

(*) In accordance with the anticipated application of the revised IAS 19, the CEB restated the accounting figures for the period 2011. The changes are detailed in Note A paragraph 9.

At 31 December 2012, the Bank staff was composed of: 4 appointed officials (Governor and Vice-Governors) and 182 professional staff. At 31 December 2011: 4 appointed officials (Governor and Vice-Governors) and 171 professional staff.

Note Q – Post-balance sheet events

No material events that would require disclosure or adjustment to these financial statements occurred between 31 December 2012 and the closing date of the accounts by the Governor on 27 February 2013.